                                                                     EXHIBIT 2.1





                            SHARE PURCHASE AGREEMENT





                                 BY AND BETWEEN

                                   UBICS, INC.

                                       AND

                                   TEKSYS INC.




                                 MARCH 30, 2001





                                TABLE OF CONTENTS

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ARTICLE I THE TRANSACTION.........................................................................................1

   1.1.      Sale and Purchase of Shares..........................................................................1
   1.2.      Consideration........................................................................................2
   1.3.      Payment of the Consideration:........................................................................2
   1.4.      Adjustment to Consideration..........................................................................3
   1.5.      Earn-Out.............................................................................................3
   1.6.      Closing Time and Place...............................................................................5
   1.7.      Deliveries and Proceedings at the Closing............................................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................5

   2.1.      Corporate Existence and Power........................................................................5
   2.2.      Ownership and Control................................................................................6
   2.3.      Subsidiaries.........................................................................................6
   2.4.      Power, Authorization and Enforceability..............................................................6
   2.5.      No Violation.........................................................................................7
   2.6.      Financial Statements.................................................................................7
   2.7.      No Undisclosed Material Liabilities..................................................................7
   2.8.      No Material Adverse Changes..........................................................................8
   2.9.      Taxation.............................................................................................9
   2.10.     No Pending Litigation or Proceedings................................................................10
   2.11.     Material Contracts..................................................................................11
   2.12.     Contract Compliance.................................................................................12
   2.13.     Compliance with Laws................................................................................12
   2.14.     Environmental Compliance............................................................................12
   2.15.     Title...............................................................................................15
   2.16.     Transactions with Related Parties...................................................................15
   2.17.     Compensation Arrangements; Bank Accounts:...........................................................16
   2.18.     Employment..........................................................................................16
   2.19.     Insurance...........................................................................................18
   2.20.     Intellectual Property...............................................................................19
   2.21.     Employee Benefit Plans..............................................................................20
   2.22.     Finders' Fees.......................................................................................21
   2.23.     Other Representations Regarding Each of the Companies' Assets and Liabilities.......................21
   2.24.     Accurate Disclosure.................................................................................24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................24

   3.1.      Organization and Good Standing......................................................................25
   3.2.      Corporate Power and Authority.......................................................................25
   3.3.      Due Authorization...................................................................................25
   3.4.      Finders' Fees.......................................................................................25
   3.5.      Consents and Governmental Authorization.............................................................25


                                       -i-

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   3.6.       Non-Contravention..................................................................................25
   3.7.       Legal Proceedings..................................................................................25

ARTICLE IV CONDITIONS TO CLOSING.................................................................................25

   4.1.       Conditions Precedent to Obligations of Purchaser...................................................25
   4.2.       Conditions Precedent to Obligations of Seller......................................................27

ARTICLE V TERMINATION OF AGREEMENT...............................................................................28

   5.1.       Grounds for Termination............................................................................28
   5.2.       Effect of Termination..............................................................................28

ARTICLE VI COVENANTS.............................................................................................29

   6.1.       Conduct of Business of each of the Companies.......................................................29
   6.2.       Access to Information..............................................................................30
   6.3.       No Solicitation....................................................................................30
   6.4.       Publicity..........................................................................................30
   6.5.       Best Efforts; Notification.........................................................................31
   6.6.       Confidentiality....................................................................................31
   6.7.       Noncompetition and Nonsolicitation.................................................................32
   6.8.       Injunctive Relief..................................................................................33

ARTICLE VII INDEMNIFICATION......................................................................................33

   7.1.       Survival...........................................................................................33
   7.2.       Indemnification....................................................................................33
   7.3.       Claims.............................................................................................34
   7.4.       Notice of Third Party Claims; Assumption of Defense................................................35
   7.5.       Settlement or Comprise.............................................................................35
   7.6.       Failure of Indemnifying Person to Act..............................................................36
   7.7.       Installment Payment Offset.........................................................................36

ARTICLE VIII MISCELLANEOUS.......................................................................................36

   8.1.       Notices............................................................................................36
   8.2.       Succession and Assignment..........................................................................37
   8.3.       Costs and Expenses.................................................................................37
   8.4.       Public Announcements...............................................................................37
   8.5.       Headings...........................................................................................37
   8.6.       Counterparts.......................................................................................37
   8.7.       Amendment and Waiver...............................................................................37
   8.8.       Entire Agreement...................................................................................38
   8.9.       Governing Law......................................................................................38
   8.10.      Severability.......................................................................................38
   8.11.      Jurisdiction.......................................................................................38

EXHIBITS

Exhibit A                  Form of Opinion of Seller's Counsel
Exhibit B                  Form of Tax Deed

                            SHARE PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of March 30, 2001 (the "Agreement") by and between UBICS, Inc., a Delaware corporation ("Purchaser"), and Teksys Inc., a Mauritius company ("Seller").

                                   BACKGROUND:

         Seller owns all of the issued share capital of (i) European Software Services (UK) Limited, a company registered in England and Wales as company number 3289332 and incorporated as a private company limited by shares under the Companies Act of 1985 ("ESS"), consisting of two (2) shares of ESS, nominal value in GBP "(pound)" 1.00 per share ("ESS Shares"); and (ii) Oakwood Technical Services Limited, a company registered in England and Wales as company number 3028569 and incorporated as a private company limited by shares under the Companies Act of 1985 ("OTS"), consisting of seven (7) shares, nominal value (pound)1.00 per share ("OTS Shares"); and (iii) Reflex I.T. Solutions Limited, a company registered in England and Wales as company number 3674888 and incorporated as a private company limited by shares under the Companies Act of 1985 ("Reflex"), consisting of one thousand (1,000) shares, nominal value (pound) 1.00 per share ("Reflex Shares") (ESS, OTS and Reflex are collectively referred to herein as the "Companies").

         Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, the ESS Shares, the OTS Shares and the Reflex Shares (collectively, the "Shares") pursuant to the terms and conditions stated herein.

         THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto, intending to be legally bound, agree as follows.

                                   ARTICLE I
                                THE TRANSACTION

         1.1. Sale and Purchase of Shares.

                  (a) Sale and Purchase. At the Closing referred to in Section
1.3 below, Seller will sell, transfer, assign and deliver to Purchaser, with full title guarantee, and Purchaser will purchase and acquire from Seller, free and clear of all Liens (as hereinafter defined), the Shares together with all rights now or hereafter attaching thereto, for the consideration set forth in
Section 1.2.

                  (b) Definition. As used in this Agreement, the term "Lien" means (i) any lien (including any lien relating to Taxation (as that term is defined in Section 2.9 hereof)), pledge, or negative pledge, (ii) any mortgage, deed of trust, security interest, charge in the nature of a lien or security interest, (iii) any title retention agreement, right of first refusal, right of first purchase or other similar option, (iv) any conditional sale agreement, easement, right of way, variance or other real estate declaration, (v) any rental, hire purchase, credit sale or other agreement for payment on deferred terms, or (vi) any other similar transfer or other restriction, servitude or other encumbrance.

         1.2. Consideration. In consideration of the sale and transfer of the Shares pursuant to Section 1.1 above, Purchaser shall pay (a) an aggregate amount in cash equal to One Million Four Hundred Thousand Pounds Sterling ((pound)1,400,000) (the "Consideration") plus (b) such amounts as may be payable pursuant to Section 1.5 hereof.

         1.3. Payment of the Consideration. The Consideration shall be payable to Seller in four (4) installments as follows:

                  (a) Closing Installment. At the Closing (as hereinafter defined), Purchaser shall pay to Seller an amount equal to (pound)490,000 by bank check in immediately available funds or by a wire transfer to the account designated by Seller in writing prior to the Closing.

                  (b) Subsequent Installments. The second installment payment shall be made to Seller on the date which is six (6) months after the Closing Date (as hereinafter defined) in an amount equal to (pound)303,333. The third installment payment shall be made to Seller on the first anniversary of the Closing Date in amount equal to (pound)303,333. The fourth and final installment payment shall be made to Seller on the date which is eighteen (18) months after the Closing Date in amount equal to (pound)303,334. All payments under this
Section 1.3(b) shall be by bank check or by wire transfer to the account designated by Seller in writing and shall be made by the Escrow Agent (as hereafter defined) out of the funds deposited with it in accordance with Section 1.3(c). The third and fourth installment payments are subject to adjustment in accordance with Sections 1.3(d) and 1.4.

                  (c) Escrow for Subsequent Installments. At the Closing, Purchaser shall deposit with McGrigor Donald, as Escrow Agent, pursuant to the terms of a mutually agreeable Escrow Agreement among Purchaser, Seller and Escrow Agent (the "Escrow Agreement"), the amount of (pound)606,666 (the "Initial Escrow Funds"), representing the amount of the second installment payment plus 50% of each of the third and fourth installment payments. On or before the date of the third installment payment, Purchaser shall deposit with the Escrow Agent an additional (pound)151,667 ("Purchaser's First Additional Deposit"), and on or before the date of the fourth installment payment, Purchaser shall deposit with the Escrow Agent the amount of (pound)151,667 ("Purchaser's Second Additional Deposit"). Each of Purchaser's First Additional Deposit and Purchaser's Second Additional Deposit shall be accompanied by a payment of interest accrued on such amount since the Closing Date at a rate, per annum, equal to the average rate earned by Purchaser during such period on its cash investments. The Escrow Agreement shall provide that the Escrow Agent will pay to Seller on the installment payment dates the following amounts, plus interest accrued on such amounts: (i) (pound)303,333 on the second installment payment date, (ii) (pound)151,666 plus Purchaser's First Additional Deposit on the third installment payment date, and (iii) (pound)151,666 plus Purchaser's Second Additional Deposit on the fourth installment payment date.

                  (d) Offset. Up to the entire amount of Purchaser's First and Second Additional Deposits pursuant to Section 1.3(c) may be offset by Seller's indemnification obligations to Purchaser hereunder and under the Tax Deed (as hereinafter defined).

         1.4. Adjustment to Consideration. The Consideration shall be subject to adjustment as provided in this Section 1.4 (the "Adjustment").

                  (a) Closing Audit. Following the Closing Date, Purchaser shall cause Arthur Andersen LLP ("Andersen") to audit the accounts of the Companies as of the Closing Date, and to deliver to Seller and Purchaser, within 90 days after the Closing Date, a statement setting forth the calculation of the Working Capital (as hereinafter defined) as of the Closing Date in accordance with GAAP (as hereinafter defined) together with an explanation of Andersen's calculation thereof (the "Audit Statement"). The Audit Statement shall be final and binding on Purchaser and Seller.

                  (b) Payment of Adjustment. The amount of the Adjustment, if any, shall be determined and paid as follows:

                           (i) if the Working Capital on the Audit Statement
exceeds the Working Capital shown on the Balance Sheets (the "Target Working Capital Amount"), then the Adjustment shall be an amount equal to such excess, and 50% of such Adjustment shall be added to each of the Purchaser's First and Second Additional Deposits pursuant to Section 1.3(c); or

                           (ii) if the Working Capital on the Audit Statement is
less than the Target Working Capital Amount, then the Adjustment shall be an amount equal to such difference, and 50% of such Adjustment shall be deducted from each of the Purchaser's First and Second Additional Deposits pursuant to
Section 1.3(c).

                  (c) Definition. For purposes of this Section 1.4, the term "Working Capital" means (i) the aggregate current assets (determined in accordance with GAAP) of the Companies less (ii) the sum of (A) the aggregate current liabilities (determined in accordance with GAAP) of the Companies plus
(B) the aggregate long- and-short-term debt of the Companies.

         1.5. Earn-Out.

                  (a) Purchaser shall pay to Seller, as additional payment for the Shares, such amount, if any, as may be payable in accordance with the provisions of this Section 1.5 (the "Earn-Out Payments"). The Earn-Out Payments shall be payable with respect to each calendar year, or portion thereof, from the date of this Agreement until December 31, 2005 (each, an "Earn-Out Period"). The initial Earn-Out Period shall commence on the date immediately following the Closing Date and end on December 31, 2001. The final Earn-Out Period shall end on December 31, 2005. The amount of the Earn-Out Payment for any Earn-Out Period shall be equal to ten percent (10%) of the amount by which EBIT exceeds Target EBIT for such Earn-Out Period.

                  (b) For purposes of this Section 1.5, the following terms shall have the following meanings:


                           (i) "Annual Corporate Allocation" for an Earn-Out
Period means the amount equal to the product of (A) Purchaser's consolidated selling, general and administrative ("SGA") expenses, multiplied by (B) a fraction, the numerator of which is the total revenues of the Companies for the Earn-Out Period, and the denominator of which is the total consolidated revenues of Purchaser for the Earn-Out Period.

                           (ii) "EBIT" for the applicable Earn-Out Period means
the Companies' consolidated net income (excluding extraordinary gains or losses) before taxes based on income or profits of the Companies for such Earn-Out Period, minus the Annual Corporate Allocation (or the allocable portion thereof for any partial fiscal year) for the corporate overhead contribution by Purchaser for financing and accounting, legal, human resources and other administrative services rendered by or on behalf of Purchaser for the benefit of the Companies that are not separately invoiced to and paid by the Companies.

                           (iii) "Target EBIT" means (A) for the Earn-Out Period
ending December 31, 2001, $791,782; (B) for the Earn-Out Period ending December 31, 2002, $1,872,519; (C) for the Earn-Out Period ending December 31, 2003, $3,027,506; and (D) for the Earn-Out Periods ending December 31, 2004 and 2005, as mutually agreed to between Purchaser and Seller prior to the commencement of each such Earn-Out Period.

                           (iv) "Purchaser's Auditors" means the independent
auditors of Purchaser's financial statements from time to time.

                  (c) Within 120 days after the end of each Earn-Out Period, Purchaser shall cause Purchaser's Auditors to compute the EBIT for the Earn-Out Period and provide Seller with a statement of such EBIT (the "EBIT Statement"). The computation of EBIT in the EBIT Statement shall be in British Pounds Sterling using the exchange rate prevailing on the last day of the Earn-Out Period. The EBIT Statement shall become final and binding upon Purchaser and Seller unless, within 20 days following submission to Seller, Seller notifies Purchaser of its objection thereto in writing, providing reasonable specificity as to the basis for its objection. If Seller so notifies Purchaser of its objection to any EBIT Statement, Seller and Purchaser shall negotiate in good faith to resolve any differences. If, within 30 days following the receipt of such notice by Purchaser, any of such differences have not been resolved, they shall be resolved by an independent public accounting firm jointly chosen by Seller and Purchaser (the "Independent Auditors") and the Independent Auditors' special report thereon within 30 days or as promptly as reasonably practicable thereafter. The resulting EBIT Statement, reflecting any modifications recommended by the Independent Auditors in order for the EBIT Statement to conform to the requirements of this Agreement, shall be final, binding and not subject to any appeal. The fees and expenses of the Independent Auditors in connection with any such resolution shall be paid by Seller, if the amount payable by Purchaser to Seller in accordance with the EBIT Statement is not modified as a result of the Independent Auditors' special report, or by Seller, if the amount payable by Purchaser to Seller in accordance with the EBIT Statement is modified as a result of the Independent Auditors' special report. The payment of the Earn-Out Payment shall be made to Seller within ten days after the later of (i) the date that Seller and Purchaser agree on the EBIT Statement or (ii) the date that the EBIT Statement becomes final and binding upon the parties in accordance with this Section.

         1.6. Closing Time and Place. The consummation and closing of the transactions contemplated under this Agreement (the "Closing") will take place on the second business day following the satisfaction of the conditions set forth in Sections 4.1 and 4.2, or the waiver in writing thereof (to the extent permitted by applicable law) by the party in whose favor such conditions run, at the office of OTS in London, UK, or at such other time, date or place as Purchaser and Seller shall mutually agree in writing. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."

         1.7. Deliveries and Proceedings at the Closing. At the Closing:

                  (a) Deliveries by Seller. Seller will deliver to Purchaser,
(i) free and clear of all Liens, certificates for the Shares, together with duly executed share transfer forms relating to such Shares, and (ii) the agreements, documents and certificates required to be delivered by Seller under Section 4.1.

                  (b) Deliveries by Purchaser. Purchaser will deliver to Seller
(i) the initial installment of the Consideration in accordance with Section 1.3(a), and (ii) the agreements, documents and certificates required to be delivered by it under Section 4.2, and will deliver to the Escrow Agent the Initial Escrow Funds in accordance with Section 1.3(c).

                  (c) Other Deliveries. The closing certificates and other documents required to be delivered at the Closing pursuant to this Agreement will be exchanged.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (the "Disclosure Schedule"), the numbers of which correspond to the Section numbers of this Agreement to which they refer, as follows:

         2.1. Corporate Existence and Power.

                  (a) Each of the Companies is a corporation duly incorporated and validly existing under the laws of England and Wales. Each of the Companies has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased and is duly qualified to do business and is in good standing in the jurisdictions listed in Schedule 2.1, which is each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter delivered) on such Company.

Each of the Companies has all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as currently conducted, except for such governmental licenses, permits, authorizations, consents and approvals which the failure to have obtained would not have a Material Adverse Effect on such Company. There is no order, decree or judgment of any court or any governmental or supranational authority or other competent authority or agency of the United Kingdom or any foreign country ("Governmental Body") outstanding against any of the Companies which would have a Material Adverse Effect on such Company. As used in this Agreement, "Material Adverse Effect," with respect to any Person (as hereinafter defined), means a material adverse effect or impact on the financial condition, business, properties, assets, Liabilities (as that term is defined in Section 2.7) (including contingent Liabilities), or results of operations of such Person. As used in this Agreement, the term "Person" means any individual, company, corporation, partnership, firm, joint venture, limited liability company, association, trust, unincorporated organization or Governmental Body.

                  (b) The copies of each of the Companies' memorandum and articles of association, as amended to date, have been delivered to Purchaser, in each case certified by each of the Companies' respective Secretaries, and are true, correct and complete and are in full force and effect as of the date hereof and have embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to them, and set out completely the rights and restrictions attaching to each class of authorized share capital of the respective Companies.

         2.2. Ownership and Control. Schedule 2.2 sets forth a correct and complete list of (a) the authorized share capital of each Company and (b) the number of shares of each class of share capital of each Company issued and outstanding. All of the issued and outstanding shares of each Company are owned by Seller and have been duly authorized and validly issued and are fully paid and non-assessable. Except as otherwise disclosed on Schedule 2.2, there are no outstanding (x) options, warrants, agreements and other rights for the acquisition of the Company's share capital, (y) securities or other obligations of the Company which are convertible into such share capital or (z) options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on Seller or any of the Companies and which relate to the ownership, voting or transfer of any of such share capital.

         2.3. Subsidiaries. None of the Companies has any subsidiaries. For the purposes of this Agreement, a "subsidiary" of an entity shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such entity.

         2.4. Power, Authorization and Enforceability. Seller has the corporate power and authority to own the Shares, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents (as defined in Section 4.1(k)) to which it is a party. This Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been, and on the Closing Date will be, duly authorized and approved by the Board of Directors and shareholders of Seller and no other approvals or consents are required before Seller may duly execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally. Upon delivery to Purchaser at the Closing of certificates representing the Shares in accordance herewith, Purchaser will acquire good and valid title to such Shares, free and clear of all Liens and not subject to any adverse claims.

         2.5. No Violation. Neither Seller nor any of the Companies are a party to, subject to or bound by any agreement or any order, decree or judgment of any Governmental Body which would prevent the execution, delivery or performance of this Agreement or any other Transaction Document.

         2.6. Financial Statements. Seller has delivered to Purchaser the following financial statements (the "Financial Statements"):

                           (i) each of the Companies' financial statements and
other financial information for the years ended December 31, 1998 and March 31, 2000 (the "Year End Financial Statements"); and

                           (ii) each of the Companies' financial statements
prepared for the five (5) month period ended August 31, 2000 (the "Interim Financials").

                  The Financial Statements: (a) present fairly in all material respects the financial position of each of the Companies as of the dates thereof, and the results of its operations for the periods covered thereby and
(b) have been prepared in accordance with generally accepted accounting principles in the United Kingdom consistently applied throughout the periods covered thereby ("GAAP"), except as otherwise specified therein. All references in this Agreement to the "Balance Sheet" shall mean that balance sheet of each of the Companies as of August 31, 2000 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean August 31, 2000.

         2.7. No Undisclosed Material Liabilities. None of the Companies have any material Liabilities (as hereinafter defined) of any nature, whether accrued, absolute, or contingent, except for Liabilities that are (a) reflected or reserved against on the Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) incurred in connection with or as a result of the transactions contemplated by this Agreement or (d) disclosed on
Schedule 2.7 hereto. "Liabilities" means (x) all indebtedness (whether for borrowed money or otherwise), obligations, Damages (as defined in Section 7.2 of this Agreement), Liens, penalties, fines, costs, expenses and other liabilities, whether direct or indirect, fixed or contingent (including any loss contingency), and (y) any guarantees, surety arrangements or endorsements (other than endorsements for deposits or collection of checks in the ordinary course of business) with respect to any of the Liabilities described in clause (x) of any other Person, in any case whether or not the amount thereof is currently ascertainable.

         2.8. No Material Adverse Changes. since the Balance Sheet Date, except as indicated on Schedule 2.8 and except as otherwise contemplated by this Agreement, there has not been:

                  (a) Material Adverse Effect with respect to any of the Companies;

                  (b) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of any of the Companies;

                  (c) Any declaration, setting aside or payment of a dividend or other distribution in respect of any of the Shares, or any redemption, purchase or other acquisition of any share capital of any of the Companies or of any rights to purchase such share capital or convertible into or exchangeable for such share capital;

                  (d) Any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for business expenses in the ordinary course) or loan to, any officer, director, employee, agent or shareholder of any of the Companies (except normal annual merit increases made in the ordinary course to non-officer employees), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, pension or other plan) to which any of its or their officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus, severance or similar plan except payments made pursuant to the compensation arrangements disclosed on
Schedule 2.17 hereto or the employee benefit arrangements disclosed on Schedule
2.21 hereto, or any other payment of any kind to or on behalf of any such officer, director, employee or shareholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course;

                  (e) Any making or authorization of a capital expenditure in excess of (pound)5,000 for any single project;

                  (f) Any sale, transfer or other disposition of any assets of any of the Companies, except sales or replacements of assets in the ordinary course of business;

                  (g) Any payment, discharge or satisfaction of any Liability by any of the Companies, other than the payment, discharge or satisfaction, in the ordinary course of business, of Liabilities shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

                  (h) Any change by any of the Companies in any method of accounting or accounting practice, except for such changes as are required by reason of a concurrent change in GAAP;

                  (i) Any creation, incurrence, assumption or guarantee by any of the Companies of any Liabilities, except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Companies of any indebtedness for money borrowed in excess of (pound)5,000;

                  (j) any recapitalization or reorganization of any of the Companies; or

                  (k) any amendment or other change (or any authorization to make such an amendment or change) to any of the Companies' memorandum or articles of association.

         2.9. Taxation.

                  (a) Definitions. The following terms, as used herein, have the following meanings:

                  "Taxation" means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes:

                           (i) income tax, corporation tax, advance corporation
tax, petroleum revenue tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, customs and other import duties, national insurance and social security contributions and any payment whatsoever which any of the Companies may or becomes legally bound to make to any person, revenue, customs or fiscal authority or any other body or authority as a result of any enactment relating to taxation and any other taxes, duties, levies or imposts supplementing or replacing any of the foregoing; and

                           (ii) all interest, fines or penalties in respect of
an relating to any of the foregoing.

                  (b) The Financial Statements make full provision or reserve for all Taxation (including deferred Taxation) which are reasonably foreseeable to be assessed on the Companies, or for which any of the Companies may be accountable, in respect of the period ended on the Balance Sheet Date. All returns, notifications, computations and payments which should be, or should have been, made or given by the Companies for any Taxation purpose were made within the requisite periods and were up-to-date, correct and on a proper basis and, except as disclosed on Schedule 2.9, none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

                  (c) Each of the Companies has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and, in particular, has properly operated the PAYE system, by duly deducting tax from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

                  (d) None of the Companies is, or will become, liable to pay, or to reimburse or indemnify any person in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this Agreement.

                  (e) None of the Companies has, since the Balance Sheet Date, incurred or is liable to incur after that date expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in Schedule 2.9.

                  (f) None of the Companies has since the Balance Sheet Date, made or agreed to make a surrender of, or claim for, group relief pursuant to the Income and Corporation Taxes Act 1988 as amended (the "Taxes Act") Pt X Ch IV, and none of the Companies is liable to make or entitled to receive a payment for group relief.

                  (g) The execution or completion of this Agreement will not result in any profit or gain deemed to accrue to any of the Companies for Taxation purposes.

                  (h) The Companies have not in the six years ending on the date of this Agreement carried out, or been engaged in, any transactions or arrangement in respect of which there may be substituted for the purposes of Taxation, a different consideration for the actual consideration given or received by the Companies.

                  (i) If each of the capital assets of the Companies was disposed of for a consideration equal to its book value in, or adopted for the purpose of, the Financial Statements, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise.

                  (j) Each of the Companies has duly registered and is a taxable person for the purposes of value added tax.

                  (k) None of the Companies has ever been treated as a member of a group under Section 29 Value Added Tax Act 1994.

                  (l) None of the Companies has, since the Balance Sheet Date, made a payment which is treated as a distribution for the purposes of Section 418 Taxes Act.

         2.10. No Pending Litigation or Proceedings. Except as indicated on
Schedule 2.10, there are no actions, suits or proceedings pending or, to Seller's Knowledge, threatened at law or in equity, by or before any court or Governmental Body (a) against any of the Companies or any of the Companies' assets or against the directors or officers of any of the Companies with respect to their role as an officer or director of any of the Companies, or (b) adversely affecting the Shares or Seller's rights thereto. There are presently no outstanding judgments, decrees, injunction or orders of any court or any Governmental Body against or adversely affecting any of the Companies or any of their assets or their businesses as currently conducted or adversely affecting the Shares or any of Seller's rights thereto. As used in this Agreement, the term "Knowledge" means, with respect to Seller, the actual knowledge after due inquiry of the sole shareholder of Seller and of any director of any of the Companies, and with respect to Purchaser, the actual knowledge after due inquiry of any executive officer of Purchaser.

         2.11. Material Contracts. Except as set forth on Schedule 2.11, none of the Companies are a party to or bound by any lease, agreement, contract or commitment, of the following types (collectively, the "Contracts"):

                  (a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens;

                  (b) employment and consulting agreements;

                  (c) non-compete and non-notification agreements;

                  (d) union or other collective bargaining agreements;

                  (e) licenses of patent, trademark and other intellectual property rights with respect to which any of the Companies are either licensee or licensor (other than licenses generally available to the public);

                  (f) any agreement, order or commitment for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of (pound)5,000;

                  (g) any agreement, order or commitment for the sale of products or services for more than (pound)5,000 to any single purchaser or customer;

                  (h) any contract or option relating to the sale of any material asset, other than sales in the ordinary course of business;

                  (i) any agreement or commitment for capital expenditures in excess of (pound)5,000 for any single project;

                  (j) any sales agency, manufacturer's representative or distributorship agreement or other distribution or commission agreement with third parties;

                  (k) any partnership or joint venture agreements;

                  (l) any lease agreements for personal property under which it is either lessor or lessee; or

                  (m) any lease agreements for real property.

         2.12. Contract Compliance. All of the Contracts referred to in subsection (a) through subsection (m) of Section 2.11 above are in full force and effect, and except as disclosed on Schedule 2.12, neither any of the Companies nor, to Seller's Knowledge, any other party thereto, is in material default under any of the terms thereof and to Seller's Knowledge no event has occurred that with the passage of time or the giving of notice or both would constitute such a default by any of the Companies, or to the Knowledge of Seller, any other party under any provision thereof.

         2.13. Compliance with Laws. Except as indicated on Schedule 2.13:

                  (a) Each of the Companies has all material governmental licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations (including, without limitation, Environmental Permits (as defined in Section 2.14)) as are necessary in order to enable it to own and conduct its business as currently conducted and to occupy and use its real and personal properties without incurring any material Liability. No licenses, registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any rights pertaining to any such license, permit, franchise, order, approval, accreditation, waiver or authorization. Each of the Companies is in compliance in all material respects with the terms and conditions of all such licenses, permits, franchises, orders, approvals, accreditations, waivers and authorizations.

                  (b) Each of the Companies has conducted and is conducting its business in compliance in all material respects with applicable statutes, ordinances, regulations, rules or orders or other material requirements of any Governmental Body, the European Community and each other jurisdiction in which it has an establishment or conducts any business (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, the Environment (as defined in Section 2.14), products, advertising, sales, employment practices, discrimination, immigration, terms and conditions of employment, wages and hours, safety, occupational health and safety, health or welfare conditions relating to premises occupied, employee benefits, plans and programs, product safety and liability or civil rights). None of the Companies are now charged with or, to Seller's Knowledge, are now under investigation with respect to any possible violation of any applicable law, statute, ordinance, regulation, rule, order or material requirement relating to any of the foregoing in this clause (b) in connection with the business of such Company as currently conducted, and each of the Companies has filed all material reports required to be filed with any Governmental Body.

         2.14. Environmental Compliance.

                  (a) The following terms, as used herein, have the following meanings:

         "Environment" means all, or any, of the following media, namely:

                           (i) land, including without limitation surface land,
sub-surface strata, seabed and river bed under water (as defined in paragraph
(ii) of this definition) and natural and man-made structures;

                           (ii) water (including, but not limited to, coastal
and inland waters, surface waters and ground waters and water in drains and sewers); and

                           (iii) the air (and the medium of air includes but is
not limited to the air within buildings and the air within other natural or man-made structures above or below ground).

         "Environmental Circumstance" means:

                           (i) pollution or containment or the threat of
pollution or contamination of the Environment; or

                           (ii) the storage, distribution, use, treatment,
presence, removal, transport, disposal, release, emission, spillage, deposit or discharge of Hazardous Materials or Waste; or

                           (iii) the exposure of any person to Hazardous
Materials or Waste; or

                           (iv) the creation of heat, noise, vibration,
radiation, common law or statutory nuisance or other material adverse impact on the Environment.

         "Environmental Laws" means all statutes and subordinate legislation, all European Community regulations and directives (whether or not they have been implemented), all common law and other national or local laws, all regulations, orders, guidance notes, codes of conduct or practice, by-laws or directions and all judgments, decrees, orders, instructions or awards of any court or competent authority insofar as any of the above relate to health and safety, the pollution or protection of the Environment or any Environmental Circumstance.

         "Environmental Liabilities" means criminal or civil fines or penalties or the costs of any Remedial Work or Third Party Claims or all other costs, claims, actions, damages, losses, penalties, liabilities and expenses (including, but not limited to, investigation and monitoring and professional and legal expenses and outlays) for which Purchaser and/or any of the Companies is liable or which Purchaser and/or any of the Companies incurs as a consequence (direct or indirect) of the presence in the Environment of any Hazardous Materials or Waste (save as permitted by any Permit) or any breach of Environmental Laws which arises or has arisen or, but for Remedial Work, was reasonably likely to have arisen or out of the carrying on of the business of the Companies.

         "Hazardous Materials" means any natural or artificial substances or matter whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with other substances which are harmful or capable of causing harm to (i) the Environment; (ii) man or any other living organism supported by the Environment; or (iii) property.

           "Permit" means any permit, licence, consent, authorisation, registration, specification, approval, certificate or qualification required by Environmental Laws for the carrying on of the business of the Companies.

           "Remedial Work" means the remedying, abatement, containment or partial containment of any Environmental Circumstance or the prevention of the same from arising, including but not limited to the carrying out of works and/or clean up on or in land and the reinstatement, restoration, replacement and/or repair of any buildings, plant or machinery.

           "Third Party Claim" means a claim by a person for damages or an injunction or interdict or other relief or remedy.

           "Waste" means "Directive Waste" as defined in Regulation 1(3) of the Waste Management Licensing Regulations 1994.

                           (b) Permits. All Permits have been obtained and are
in full force and effect and have been obtained and maintained on the basis of true, complete and accurate information supplied to the competent authority. No Permits are limited in duration or are subject to unusual conditions; all Permits are freely assignable and none of the conditions to which any Permit is subject is personal to any of Seller and/or the Companies nor imposes qualitative or quantitative constraints. Seller and the Companies have each complied in all respects and at all times with the terms and conditions of all Permits. No circumstances exist which would or might confer a right of cancellation, revocation, suspension, variation or modification of any Permit or might prevent or prejudice or require material expenditure for any Permit being extended, or renewed or transferred; and all appropriate or necessary action in connection with the renewal or extension of any Permit has been taken. Neither the execution of this Agreement nor Closing will cause any Permit to be cancelled, revoked, suspended, varied or modified. Insofar as any Permit will be required by the Companies and/or Purchaser in connection with the carrying on of the business of the Companies in substantially the same form as it is presently carried on, the obtaining and maintaining in full force and effect of such permit, licence, registration, authorisation or other as aforesaid will not require any unusual expenditure by the Companies and/or Purchaser.

                           (c) Compliance. Each of Seller, in relation to the
business of the Companies, and the Companies has complied at all times and in all respects with Environmental Laws. All plants and equipment used in the business of the Companies has been operated and maintained and all procedures and processes have been complied with and monitored at all times so as to ensure compliance with all Environmental Laws.

                           (d) Environmental Circumstance. No Environmental
Circumstance has arisen in or out of the carrying on of the business of the Companies or is in existence in the Environment which could (i) give rise to any Environmental Liabilities; (ii) require the carrying out of any Remedial Work; (iii) require any interruption of the business of the Companies; or (iv) otherwise adversely affect the business of the Companies and/or Purchaser.

                           (e) Environmental Management Systems/Environmental
Policy Document. At all times the business of each of the Companies has been carried on in accordance with such Company's internal policy standards/environmental policy document, a true and complete copy of which has been delivered to Purchaser.

                           (f) Audit. There have been no environmental audits
and/or assessments commissioned by Seller and/or the Companies for or in relation to the business of the Companies.

                           (g) Notices. At no time have any of Seller or the
Companies received or have circumstances existed which could lead the Companies and/or Purchaser to expect to receive any notice (i) alleging or intimating a breach of the terms and/or conditions of a Permit, (ii) alleging or intimating a breach of any Environmental Laws, or (iii) of a Third Party Claim.

         2.15. Title. Except as indicated on Schedule 2.15, each of the Companies has good and marketable title to, or the valid right to use, all of its properties and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any Lien, except Permitted Liens. "Permitted Liens" means (a) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not in the aggregate material to the current business of the Companies or the assets of the Companies; (c) zoning, variances, easements, rights or way, entitlement and other land use laws by Governmental Bodies; (d) Liens set forth in Schedule 2.15 hereto; (e) deposits under workers compensation, unemployment insurance, social security or similar laws; or (f) such other imperfections of title or Liens of which do not individually or in the aggregate when taken together with all other such imperfections of title or Liens which do not materially interfere with the ownership, use, value, operation or marketability of the affected property.

         2.16. Transactions with Related Parties. A "Related Party" means Seller, any of the officers or directors of the Companies or Seller, any Affiliate, associate or relative of Seller, the Companies, or any of their respective officers or directors, or any business or entity in which Seller, the Companies or any Affiliate, associate or relative of any such persons has any direct or material indirect interest, it being understood that any interest of 1% or less in any business entity shall not be considered a "direct or material indirect interest" for purposes of this Agreement. An "Affiliate" of a Person means any Person which controls, is controlled by or is under common control with such first Person.

         Since the Balance Sheet Date and except as disclosed on Schedule 2.16, no Related Party has or has had:

                  (a) borrowed money from, or loaned money to any of the Companies;

                  (b) any interest in any property or assets used by any of the Companies in its business as currently conducted; or

                  (c) engaged in any other transaction with the Companies (other than director or employment relationships).

         2.17. Compensation Arrangements; Bank Accounts. Schedule 2.17 hereto sets forth the following information:

                  (a) the names and current salaries and commissions, including any bonuses, if applicable, of all present officers and employees of each of the Companies together with a statement of the remuneration paid by the Companies to each such person and to any director of the Companies, during the year ended December 31, 2000; and

                  (b) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each of the Companies maintains safe deposit boxes or accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such safe deposit boxes or accounts.

         2.18. Employment.

                  (a) Schedule 2.18 sets forth a true and complete list of (i) all directors of each of the Companies, (ii) all officers (with offices held) of each of the Companies, and (iii) all consultants and independent contractors retained by each of the Companies currently or during the last fiscal year who received during the last fiscal year more than (pound)25,000 in fees or payments. Except as disclosed on Schedule 2.18, none of the Companies are a party to any written or oral severance, employment or consulting agreement, or any service agreement which required fees or payments during the prior or current fiscal year of more than (pound)25,000. Except as disclosed on Schedule 2.18, none of the Companies are a party to, and none of their employees are subject to, any collective bargaining agreement or other union contract. None of the Companies are a party to any agreement that would prevent the Companies or their employees from operating the Companies' business. Each of the Companies is in compliance in all material respects with applicable laws affecting employment and employment practices, including terms and conditions of employment and wages and hours, and, except as set forth on Schedule 2.18, there are no, and have not been since January 1, 1999 any complaints against any of the Companies pending or, to the Knowledge of Seller, threatened before any Governmental Body.

                  (b) The individuals named in Schedule 2.18 are all the directors, officers and employees of the Companies. There is no person who has accepted an offer of employment made by any of the Companies whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance. The Companies have and will up to the Closing Date have maintained all records required to be maintained by law (including in terms of the National Minimum Wage Act 1998 and the Working Time Regulations 1998) with respect to its employees and will deliver these records to Purchaser or to such person as Purchaser may direct, at the Closing Date. Except as provided for in this Agreement, the Companies have not made any representations or statements to any employee or any representative of an employee in relation to this Agreement or its consequences.

                  (c) The terms and conditions of employment in respect of each employee together with all facts and matters relating to their employment including together their respective name, sex, date of birth, length of service, date of commencement of employment, notice periods, details of numbers of hours worked, the position held and job location, salary or wages (stating whether overtime is contractual or discretionary), pay review date, holiday entitlement, pension entitlement, incentives, entitlement to bonuses, commission, stock or share options, expenses, profit sharing arrangements and any other benefits payable whatsoever (including whether contractual or discretionary) have been disclosed in full in Schedule 2.18 and are true, complete and accurate in all respects. Full particulars of all employment policies (whether contractual or otherwise) including all staff handbooks, redundancy schemes and policies, disciplinary and grievance procedures and equal opportunities policies have been disclosed accurately and fully in Schedule 2.18. No employee is currently bound by a restrictive covenant entered into with a former employer or any other business or undertaking.

                  (d) Since the Balance Sheet Date, except as disclosed in
Schedule 2.18, there have been no changes to the remuneration or benefits of any kind payable or due to any employee or director or to any other of their terms and conditions of employment or appointment and no changes have been proposed, promised or agreed since the Balance Sheet Date or are due to be considered. All current and pending negotiations with any employee concerning remuneration, benefits or terms and conditions of employment have been disclosed accurately and fully in Schedule 2.18.

                  (e) The Companies have paid to the Inland Revenue and any other appropriate authority all taxes, National Insurance contributions and other levies and charges in respect of each and all employees regarding their employment by the Companies in the period up to and including the Closing Date.

                  (f) Schedule 2.18 lists each person who has ceased to be employed by any of the Companies (other than through death or retirement at normal retirement age) during the prior 12 months. No director or employee of any of the Companies has given or received notice terminating his office and/or employment and no director or employee will be entitled to resign or treat his office and/or employment as terminated as a result of the provisions of this Agreement. There are no facts, to the Knowledge of Seller, which might suggest that any director or employee intends, or is likely, to terminate his office and/or employment (otherwise than through normal retirement) within the 12 month period following Closing.

                  (g) No employee is on maternity or parental leave, absent on the grounds of disability or due to sickness lasting for more than two consecutive weeks, absent on other leave of absence, absent on secondment or who has been relocated to another company and who may have statutory or contractual right to return to work at any of the Companies.

                  (h) Other than as specified in Schedule 2.18, no employee would be entitled to any amounts exceeding the basic statutory redundancy payment as calculated in terms of section 162 of the Employment Rights Act 1996 or to include in the calculation of his continuous employment any employment by any other person before his employment by the Companies. No employee will become redundant or be entitled to a redundancy or other severance payment as a result of the terms of this Agreement.

                  (i) The Companies are not, and no employee or former employee or director or former director is, involved in any existing, pending or, to the best of Seller's Knowledge, threatened industrial dispute or dispute about his employment or appointment nor has any of them been involved in any such dispute in the 12 month period prior to Closing. There are no facts that might suggest that there may be any such dispute involving any of the Companies or that any of the provisions of this Agreement may lead to any such dispute. No employee or director has ceased to be employed or been removed in circumstances which could give rise to a claim for damages and/or compensation, no director or, to the best of Seller's Knowledge, employee is contemplating leaving any of the Companies and no employee or director is under threat of dismissal or removal.

                  (j) Except as set forth in Schedule 2.18, there are no agreements, arrangements or schemes in operation by or in relation to any of the Companies under which any employee or director is entitled to a commission, bonus or remuneration of any kind (including any commission, bonus or remuneration) calculated by reference in whole or in part to turnover, revenue, profits or sales of the Companies or any of them.

                  (k) None of the Companies has made any loan or advance that is outstanding to any employee or director, or any former employee or former director.

                  (l) There are no employees of the Companies who are persons not granted leave to enter or remain in the United Kingdom and who are not entitled to work in the United Kingdom in terms of the Asylum and Immigration Act 1996.

         2.19. Insurance. Schedule 2.19 contains a complete list of all policies of insurance of which each of the Companies is the owner, insured or beneficiary, or covering any of its property, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and premium rate. With respect to each such insurance policy: (a) the policy will remain in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (b) neither the Companies nor, to Seller's Knowledge, any other party to the policy, are in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by the Companies, or any other party to the policy, or permit termination, material modification, or acceleration under the policy; and (c) no party to the policy has repudiated any provision thereof.

         2.20. Intellectual Property.

                  (a) Schedule 2.20 sets forth a true and complete list and a brief description of each patent and patent application and each registration or application for registration thereof and each trademark, service mark, domain name and copyright registration or application for trademark, service mark, domain name or copyright registration, of all intellectual property owned by each of the Companies ("Owned Intellectual Property"), and, except with respect to shrink wrap software and intellectual property available to the general public, a true and complete brief description, including a description of any license or sublicense thereof, of all intellectual property licensed or sublicensed by any of the Companies from a third party and all intellectual property that a third party has authorized any of the Companies to use ("Licensed Intellectual Property"). Except as otherwise described on Schedule 2.20, in each case where a registration or patent or application for registration or patent listed on Schedule 2.20 is held by assignment, the assignment has been duly recorded with the Governmental Body from which the original registration issued or before which the application for registration is pending. Except as disclosed on Schedule 2.20, the rights of each of the Companies in or to such Owned Intellectual Property or Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person and none of the Companies has received any claim or written notice from any Person to such effect.

                  (b) Except as disclosed on Schedule 2.20: (i) each of the Companies is the sole and exclusive owner of all the Owned Intellectual Property, free and clear of any Lien and (ii) no claim, action, suit or inquiry, proceeding ("Action") has been made or asserted or is pending or, to the best of Seller's Knowledge, threatened against any of the Companies either (A) based upon or challenging the validity and/or enforceability of any of the Owned Intellectual Property, or seeking to deny or restrict the use by any of the Companies of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by any of the Companies are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person. Each of the Companies owns or possesses adequate licenses or other rights to use all Owned Intellectual Property necessary to the conduct of its business as currently conducted. Except as disclosed on Schedule 2.20, to Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, domain names, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Companies therein. Except as disclosed on Schedule 2.20, the Companies have not granted any license or other right to any other Person with respect to the Owned Intellectual Property.

                  (c) Without limiting the generality of the foregoing Section 2.20(b): (i) each of the Companies has duly registered the domain name of its site on the World Wide Web (the "Company Domain Name") as set forth on Schedule
2.20 (the "Company Website"), and is the sole and exclusive owner of and possesses all rights necessary to use the Company Domain Name; (ii) each of the Companies has the right to operate the Company Website and to use, market, develop, sell, license, display, distribute, publish and transmit all information, content, software and other materials available at the Company Website; and (iii) to Seller's Knowledge, no Company Website, each Companies' operation thereof, the Company Domain Name or any of the information, content, software or other materials available at any Company Website infringes upon, violates or constitutes a misappropriation of any Proprietary Rights or other right of any other person or entity or of any applicable law or regulation.

                  (d) If required to do so, each of the Companies was registered under the Data Protection Act of 1994 and is registered under the Data Protection Act of 1998, in each case as a data user in respect of the business carried on by such Company and has complied with the Data Protection principles set out in such Acts.

                  (e) Each of the Companies has made available to Purchaser correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth on Schedule 2.20 and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

                           (i) such license or sublicense, together with all
ancillary documents delivered pursuant to the first sentence of this Section 2.20(e), is in full force and effect with respect to the Companies and, to Seller's Knowledge, with respect to every other party thereto;

                           (ii) except as otherwise disclosed on Schedule 2.20,
with respect to each such license or sublicense: (A) none of the Companies have received any notice of termination or cancellation under such license, (B) none of the Companies have received any notice of a material breach or default under such license or sublicense, which breach or default has not been cured, and (C) none of the Companies have granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

                           (iii) except as otherwise disclosed on Schedule 2.20,
neither the Companies, nor, to Seller's Knowledge, any other party to such license or sublicense, is in breach or default in any material respect, and to Seller's Knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

                           (iv) except as set forth on Schedule 2.20, no actions
have been made or asserted or are pending or, to Seller's Knowledge, threatened against any of the Companies either (A) based upon or challenging the validity and/or enforceability of any of the Licensed Intellectual Property, or seeking to deny or restrict the use by any of the Companies in any material respect of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person.

         2.21. Employee Benefit Plans.

                  (a) The following terms, as used herein, having the following meanings:

                  "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, share options, share appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is entered into, maintained or contributed to, as the case may be, by any of the Companies and
(ii) covers any employee or former employee of the Companies.

                  (b) Schedule 2.21 includes a list of each Benefit Arrangement of the Companies, copies or descriptions of which have been made available or furnished previously to Purchaser.

                  (c) Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                  (d) With respect to the employees and former employees of the Companies, there are no employee post-retirement medical or health plans in effect.

                  (e) There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Companies relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

                  (f) Except as disclosed on Schedule 2.21, no employee of the Companies will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

         2.22. Finders' Fees. Except as set forth on Schedule 2.22, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Companies which might be entitled to any fee or commission from Purchaser or the Companies upon consummation of the transactions contemplated by this Agreement.

         2.23. Other Representations Regarding Each of the Companies' Assets and Liabilities.

                  (a) Accounts Receivable. All of the trade accounts receivable and any other similar right to receive payments arising out of sales made in the ordinary course with respect to each Company's business as currently conducted (the "Accounts Receivable") as of the Balance Sheet Date are reflected on the Balance Sheet. The Accounts Receivable of the Companies reflected on the Balance Sheet, and the Accounts Receivable which are reflected in the books and records of the Companies and which have arisen from the period from January 1, 2000 to and including the Closing Date, (i) have arisen or will arise solely in bona fide transactions by each of the Companies in the ordinary course of the operation of its business as currently conducted, (ii) represent or will represent upon their creation, valid obligations due and owing to each of the respective Companies, except for the reserves for doubtful account reflected in the Balance Sheet or as established on each of the Companies' books and records in the ordinary course of the operation of each of the Companies' businesses as currently conducted, (iii) are or will be on the Closing Date enforceable in accordance with their terms, (iv) are or will be on the Closing Date fully collectible (except for any reserves referred to in (ii)) and (v) are not or will not be subject to any deduction, defense, set-off or counterclaim, subject, in the case of clauses (iv) and (v), to normal allowances, deductions and customary discounts consistent with past practices of the Companies. Schedule 2.23(a) attached hereto is an accurate and complete list as of the date hereof each of the 10 largest customers with which each of the Companies conducted business during 1999 and 2000, determined by the amount of payments made by the customers to each of the Companies during the applicable period for goods and/or services provided by the Companies (the "Key Customers"). Except as disclosed in
Schedule 2.23(a) attached hereto, Seller presently knows of no reason why the terms and conditions under which the Companies presently do business with any of the Key Customers will not continue in all material respects in accordance with the terms and conditions in existence on the date of this Agreement with respect to such Key Customers, and none of the Companies have received any notice that any of the Key Customers are seeking or intend to seek to cancel, terminate, amend, modify, revoke or supplement its current purchase arrangements with the Companies in any material respect.

                  (b) Accounts Payable. All of the accounts payable of each of the Companies as of the Balance Sheet Date are reflected on the Balance Sheet. The accounts payable of each of the Companies reflected on the Balance Sheet, and the accounts payable which are reflected in the books and records of each of the Companies and which have arisen from the period from January 1, 2000 to the date hereof, (i) have arisen or will arise solely in bona fide transactions by the Companies in the ordinary course of the operation of the Companies' business as currently conducted and (ii) represent upon their creation, valid obligations due and owing by the Companies.

                  (c) Personal Property. Except as otherwise disclosed on
Schedule 2.23(c), all equipment, machinery, trade fixtures, tools, vehicles, computer hardware, computer software and furniture (collectively, "Equipment") owned or leased by the Company, is in good repair and operating condition, reasonable wear and tear excepted, and is generally suitable for the purpose for which it is used.

                  (d) Leasehold Improvements. All leasehold improvements of the Companies are, and from the date hereof until the Closing Date will be, in reasonably good working order, repair and condition, and include all leasehold improvements, fixtures and appurtenances necessary for each of the Companies to operate their respective businesses as currently conducted. Except as set forth on Schedule 2.23(d), all of the leasehold improvements are owned by each of the Companies, and all of the movable trade fixtures constituting part of the leasehold improvements may be removed at any time by any of the Companies from the

Leased Real Property to which they are attached without giving rise to a default by the Companies, or an obligation on the part of the Companies to compensate the applicable landlord for any material diminution in value of the Leased Real Property, other than the obligation to repair any damage to the Leased Real Property caused by such removal.

                  (e) Warranties. Except as set forth in Schedule 2.23(e), none of the Companies have given or made any warranties to third parties with respect to any products sold or services performed by it, except for warranties arising by operation of law. There are no pending or, to Seller's Knowledge, threatened warranty claims, or legal proceedings relating to warranty claims, whether on the basis of warranties offered by any of the Companies, warranties offered by any manufacturer or otherwise, or any facts, events or circumstances which have occurred, in either case which is reasonably likely to result in a material claim, material legal proceeding or material Liability on the part of any of the Companies.

                  (f) Claims. Schedule 2.23(f) attached hereto is a true and complete summary of claims as of the date hereof under all warranties and liability insurance policies relating to each of the Companies since January 1, 1998, other than claims that are or have been fully covered by insurance (subject to policy deductibles). Each of the Companies is insured under policies of insurance relating to liabilities listed in Schedule 2.23(f) attached hereto to the extent a claim is made during the policy period subject to deductibles and other terms summarized therein. Each of the Companies has provided notice of all such claims to its insurance carriers and, except as set forth on Schedule 2.23(f) attached hereto, no insurance carrier has denied coverage, reserved rights against any of the Companies or otherwise interposed any defense to coverage with respect to any such claims which is reasonably likely to result in a material Liability or material loss to any of the Companies.

                  (g) Intercompany Accounts. Set forth on Schedule 2.23(g) hereto is an accurate and complete summary, prepared from the books and records of each of the Companies and, if required, recorded in accordance with GAAP consistently applied and maintained, of all intercompany transactions (identifying each category or type of transaction, a brief description thereof, and the amount of each category or type) since the Balance Sheet Date between and among the Companies and their respective Affiliates, including Seller and its Affiliates.

                  (h) Real Property.

                           (i) None of the Companies owns any real property.

                           (ii) Schedule 2.23(h)(ii) sets forth an accurate and
complete list and a brief description of all real property currently leased by each of the Companies (the "Leased Real Property") and each of the Companies has made available to Purchaser accurate and complete copies of the leases and subleases for all such Leased Real Property, all of which are listed on Schedule 2.23(h)(ii). With respect to each such lease and sublease:

                                    (A) it is a legal, valid, binding and
enforceable obligation of the Company which is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, and will continue in full force and effect on identical terms immediately following the Closing;

                                    (B) none of the Companies has violated in
any material respects the terms thereof and is not in default thereunder;

                                    (C) to the Knowledge of Seller, no other
party thereto is in default under any such lease or sublease;

                                    (D) no party has repudiated any provision
thereof in a writing delivered to any of the Companies; and

                                    (E) there are no material disputes, oral
agreements, or forbearance programs in effect with respect thereto.

                           (iii) Except as set forth in Schedule 2.23(h)(iii),
none of the Companies have received any notice of (A) any requirements by any insurance company that has issued a policy covering any part of each of the Companies' Leased Real Property by any board of fire underwriters or other body exercising similar functions, requiring any material repairs or work to be done on any part of any of such Leased Real Property, or (B) any defects or inadequacies in, on or about any part of any of the Companies' Leased Real Property that would, if not corrected, result in the termination of insurance coverage or a material increase in the cost thereof, and which, in either case, remains outstanding.

                           (iv) There are no pending or, to the Knowledge of
Seller, threatened condemnation, compulsory acquisition, expropriation, or similar proceedings that would affect all or any portion of each of the Companies' Leased Real Property. As of the Closing Date, no material assessments for public improvements will have been made against any of the Companies' Leased Real Property which will not have been paid in full, except for any such assessments the validity of which are contested in good faith by means of appropriate proceedings. To the Knowledge of Seller, no ordinance authorizing the improvements, the cost of which would be assessed against any of the Companies' Leased Real Property is pending or proposed.

         2.24. Accurate Disclosure. None of the information furnished or to be furnished by Seller and the Companies to Purchaser or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Seller set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         3.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2. Corporate Power and Authority. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.

         3.3. Due Authorization. The execution, delivery and performance by Purchaser of this Agreement, and any agreement referenced herein to which Purchaser is a party, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally, provided that no representation or warranty is made as to the availability of any equitable or other specific remedy upon any breach of this Agreement.

         3.4. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser which might be entitled to any fee or commission from Seller or any of the Companies upon consummation of the transactions contemplated by this Agreement.

         3.5. Consents and Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser require no consent, approval or action by or in respect of, or filing with, any third party or Governmental Body.

         3.6. Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Purchaser, will not (a) contravene any provision of Purchaser's charter or bylaws, as amended or (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser.

         3.7. Legal Proceedings. There is no pending or, to the Knowledge of Purchaser, threatened action, suit, proceeding or investigation before any court, Governmental Body, or arbitrator having jurisdiction over Purchaser or any of its Affiliates that would have a Material Adverse Effect on Purchaser.

                                   ARTICLE IV
                              CONDITIONS TO CLOSING

         4.1. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part in writing by Purchaser at Purchaser's option):

                  (a) Representations and Warranties. The representations and warranties of Seller contained in Article II shall be true and accurate on and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date which representation and/or warranty shall have been true and accurate as of such earlier date) and Seller shall have provided Purchaser with a certificate executed by a director of Seller, dated as of the Closing Date, to such effect.

                  (b) Covenants. Seller shall have performed and complied in all material respects with all of its covenants contained herein on or before the Closing Date (to the extent required to be performed on or prior to the Closing
Date), and Purchaser shall receive a certificate to such effect signed by a director of Seller.

                  (c) Opinion of Seller's Counsel. Purchaser shall have received from counsel for Seller, an opinion dated the date of the Closing in form and substance reasonably satisfactory to Purchaser, to the effect set forth in Exhibit A.

                  (d) Required Consents. All consents and approvals of third parties to the transactions contemplated hereby on the part of each of the Companies and Seller which are material to each of the Companies (including, without limitation, those disclosed on Schedule 2.4) shall have been obtained for the consummation of the transactions contemplated hereby.

                  (e) Litigation. No order of any court or Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Purchaser's ownership or control of each of the Companies or the business of each of the Companies as currently conducted, and there shall not have been threatened in writing, nor shall there be pending, any action or proceeding by or before any court or Governmental Body, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or
(ii) by any present or former owner of any share capital or equity interest in any of the Companies (whether through a derivative action or otherwise) against any of the Companies or any officer, director or shareholder of any of the Companies in his capacity as such or (iii) which might have a Material Adverse Effect on the Companies.

                  (f) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination without objection of waiting periods imposed by, any competent Governmental Body, necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

                  (g) Certified Documents. Each of the Companies shall have delivered to Purchaser at Closing a copy of its Memorandum and Articles of Association, as amended, as certified by the Secretary or an Assistant Secretary of each of the Companies, as appropriate.

                  (h) Resignation of Directors. Certain of the directors of each of the Companies shall have delivered resignations to Purchaser which shall be effective as of the appointment as directors of the Companies of the persons specified on Schedule 4.1(h).

                  (i) Material Adverse Effect. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Effect upon any of the Companies.

                  (j) [Reserved].

                  (k) Other Transaction Documents. Seller and any other parties thereto (other than Purchaser) shall have executed and delivered to Purchaser
(i) service agreements in form and substance satisfactory to Purchaser with each of Sal Hatteea, Julian Rischard Hatteea and Melissa Marzieh Rendell (the "Service Agreements") (and any existing service agreements with such Person shall be terminated), (ii) the Escrow Agreement, and (iii) the Taxation Undertaking between Seller and Purchaser in the form of Exhibit B hereto (the "Tax Deed", and together with this Agreement, the Escrow Agreement and the Service Agreements, the "Transaction Documents").

         4.2. Conditions Precedent to Obligations of Seller. The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part in writing by Seller at Seller's option):

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained in Article III shall be true and accurate on and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, which representation and/or warranty shall have been true and accurate as of such earlier date) and Purchaser shall have provided Seller with a certificate executed by Purchaser, dated as of the Closing Date, to such effect.

                  (b) Covenants. Purchaser shall have performed and complied with all of its covenants contained herein on or before the Closing Date (to the extent required to be performed on or prior to the Closing Date), and Seller shall receive a certificate to such effect signed by an officer of Purchaser at or prior to the Closing Date.

                  (c) Required Consents. All consents and approvals of third parties to the transactions contemplated hereby on the part of Purchaser shall have been obtained for the consummation of the transactions contemplated hereby.

                  (d) Litigation. No order of any court or governmental agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which limits or adversely affects Purchaser's ability to consummate any of the transactions contemplated by this Agreement, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

                  (e) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination without objection of waiting periods imposed by, any competent Governmental Body, necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

                                   ARTICLE V
                            TERMINATION OF AGREEMENT

         5.1. Grounds for Termination. This Agreement may be terminated in writing at any time prior to the Closing:

                  (i) by mutual written agreement of Seller and Purchaser;

                  (ii) by either (i) Seller or (ii) Purchaser, if any of the closing conditions set forth in Section 4.2 or 4.1, respectively, have not been met on or before April 30, 2001; or

                  (iii) by either (i) Seller or (ii) Purchaser, if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction.

         5.2. Effect of Termination. If this Agreement is terminated as permitted by Section 5.1, such termination shall be without Liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages (as hereinafter defined) incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.2 and 8.3 shall survive any termination hereof pursuant to Section 5.1.

                                   ARTICLE VI
                                    COVENANTS

         6.1. Conduct of Business of each of the Companies. From the date hereof until the Closing, Seller shall cause each of the Companies to operate its business as a going concern consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by Purchaser, each of the Companies shall not:

                  (a) enter into or amend any employment, bonus, severance or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any executive or employee other than in the ordinary course of business consistent with prior practice;

                  (b) purchase, lease, or otherwise acquire any real estate or any interest therein;

                  (c) declare, set aside, or pay any dividend or make any other distribution with respect to any equity security;

                  (d) merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of, or otherwise acquire any Person;

                  (e) sell, lease, or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights, or claims, whether tangible or intangible, except in the ordinary course of business consistent with prior practice;

                  (f) authorize for issuance, issue, sell, or deliver any of its own equity securities;

                  (g) split, combine, or reclassify any class of equity security or redeem or otherwise acquire, directly or indirectly, any of its equity securities;

                  (h) incur any Liability other than in the ordinary course of business consistent with prior practice;

                  (i) place or permit to be placed any Lien on any of its assets or properties, other than Permitted Liens arising in the ordinary course of business;

                  (j) make or authorize any amendments or changes to its articles of association or memorandum;

                  (k) make any single investment in excess of (pound)5,000, in property, plant, and equipment and other items of capital expenditure;

                  (l) accelerate Accounts Receivable or delay or postpone payment of any accounts payable or other Liability, except in the ordinary course of business consistent with prior practice; or

                  (m) abandon any material part of its business

         6.2. Access to Information. At all times prior to the Closing Date, Seller shall cause the Companies to furnish to Purchaser and its employees, counsel, accountants and other authorized representatives (a) full access during normal business hours to its properties, books and records and personnel and (b) upon reasonable advance notice, to the Companies' plants, properties, contracts, commitments, books and records and Seller shall use its reasonable best efforts to cause its representatives to furnish promptly to Purchaser such additional financial and operating data and other information as to the Companies' business and properties as Purchaser or its duly authorized representatives may from time to time reasonably request.

         6.3. No Solicitation. For so long as this Agreement is in effect, Seller will not, and will cause the Companies and their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of them not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or
(iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal.

              "Acquisition Proposal," shall mean any bona fide proposal, whether in writing or otherwise made by a third party to acquire all or a material portion of the assets of, or any material equity interest in, any of the Companies pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving any of the Companies including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire any material portion of the assets of, or any material portion of the equity interest in, any of the Companies (other than the transactions contemplated by this Agreement).

         6.4. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Purchaser and Seller. Thereafter, neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to, this Agreement or the transactions contemplated hereby (including, without limitation, the failure to execute this Agreement or the failure to consummate the transactions contemplated hereby) without the prior agreement of the other party (which shall not be unreasonably withheld or delayed), except as may be required by law or by the Nasdaq National Market in which case each party will use reasonable efforts to consult with the other party prior to any such issuance.

         6.5. Best Efforts; Notification.

                  (a) The parties agree to use their reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation any governmental entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

                  (b) Seller shall give prompt written notice to Purchaser of
(i) the occurrence of any Material Adverse Effect with respect to any of the Companies, and (ii) the occurrence or failure to occur of an event that would, or with the lapse of time would, reasonably be expected to cause any condition to the consummation of the transactions pursuant to the Agreement not to be satisfied.

         6.6. Confidentiality.

                  (a) As used in this Section, the "Confidential Information" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

                  (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

                  (c) Notwithstanding subsection (b) above, each of the parties shall be permitted to:

                           (i) disclose Confidential Information of the other
party to its officers, directors, employees, equity holders, lenders, agents, accountants, attorneys and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                           (ii) make additional disclosures of or use for its
own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                           (iii) disclose Confidential Information of the other
party to the extent, but only to the extent, required by any law, rule, regulation or decree of any Governmental Body; provided, that prior to making any disclosure pursuant to this subparagraph, the party required to make such disclosure (the "Disclosing Party") shall notify the other party (the "Affected Party") of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with such law, rule, regulation, order or decree.

         6.7. Noncompetition and Nonsolicitation.

                  (a) During the period commencing on the date hereof and ending on the expiration of four years following the date hereof (the "Term"), Seller and its stockholders shall not, directly or indirectly, as a partner, investor, stockholder, creditor, guarantor, advisor, officer, director, employee or consultant, (i) own, manage, operate, join, advise, control, or otherwise engage or participate in the business of providing information technology services in the Restricted Area (as hereinafter defined) that would be competitive with the services provided by any of the Companies as currently being conducted on the date hereof (the "Business"), (ii) induce or attempt to induce any customer or supplier of any of the Companies to reduce the business done by such supplier or customer with the Companies, or (iii) solicit any employee of any of the Companies to leave the employ of the Companies. Notwithstanding the foregoing, this Agreement does not prohibit Seller from acquiring or holding the outstanding shares of capital stock of any entity engaged in the Business if such shares are publicly traded and Seller's ownership is less than four percent (4%) of such outstanding shares. "Restricted Area" means England, Scotland, Wales, the United States of America and any other country in the world where the Companies conduct the Business.

                  (b) Seller acknowledges that without his covenants set forth in this Section, Purchaser would not be willing to consummate the transactions contemplated by the Agreements. Seller expressly agrees that the character, duration and Restricted Area of this Section 6.7 are reasonable in light of the circumstances as they exist on the date of this Agreement and are necessary to protect the legitimate business interests of Purchaser because of the geographic scope of the Companies' business.

         6.8. Injunctive Relief. Seller acknowledges and agrees that the covenants and agreements set forth in Sections 6.6 and 6.7 are necessary to protect the legitimate business interests of Purchaser and that any breach of such covenants and agreements will cause immediate and irreparable harm to Purchaser. Seller acknowledges that damages for the violation of any such covenant or agreement will not give full and sufficient relief to Purchaser and agrees that, in the event of any violation of any such covenant or agreement, Purchaser shall be entitled to seek injunctive relief with respect to any such breach, which remedy shall be in addition to any other remedy which Purchaser may have on account of such breach, including, without limitation, the recovery of damages from Seller. None of these remedies shall be mutually exclusive, and all of them may be pursued concurrently and cumulatively.

                                  ARTICLE VII
                                 INDEMNIFICATION

         7.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of two years; provided that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however that such covenant, agreement, representation or warranty shall survive until, but only for the purposes of, the resolution of such claim. Notwithstanding the foregoing, the representations and warranties set forth in each of Section 2.4 and Section 2.15 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder. The covenants and agreements of Seller on the one hand, and of Purchaser on the other hand, contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed. Notwithstanding anything herein, any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party that was made by such party fraudulently or with intent to defraud or mislead or with gross negligence shall indefinitely survive the Closing.

         7.2. Indemnification.

                  (a) Seller shall indemnify Purchaser, the Companies and their respective officers, directors, employees, agents, and representatives (the "Purchaser Indemnified Parties") against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all liabilities, losses, costs, claims, damages, penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation) ("Damages") incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           (i) any breach of any representation or warranty made
by Seller in this Agreement, the other Transaction Documents or any other document delivered at Closing; or

                           (ii) any breach of or failure by Seller to perform
any of its covenants or obligations set out in this Agreement, the other Transaction Documents or any other document delivered at the Closing (unless such breach or failure was waived in writing by Purchaser); or

                           (iii) any failure of Seller to have good, valid and
marketable title to the Shares free and clear of all Liens; or

                           (iv) obligations in respect of pension or other
retirement benefits, or severance or other termination payments, with respect to all employees of the Companies that ceased to be employees of the Companies prior to Closing; or

                           (v) any claim of rights to Intellectual Property by
either of Spaced UK Limited or Visual Voyage Limited or their successors or assigns arising from or relating to agreements between such parties and any of the Companies made prior to Closing.

                  (b) Purchaser shall indemnify Seller and each of its officers, managers, employees, representatives, agents, successors and assigns (the "Purchaser Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           (i) any breach in any representation or warranty made
by Purchaser in this Agreement, the other Transaction Documents or any other document delivered at the Closing; or

                           (ii) any breach of or failure by Purchaser to perform
any of its covenants or obligations set out in this Agreement, the other Transaction Documents or any other document delivered at the Closing (unless such breach or failure was waived by Seller); or

                           (iii) obligations in respect of pension or other
retirement benefits, or severance or other termination payments, with respect to all employees of the Companies that cease to be employees of the Companies after the Closing.

         7.3. Claims. The provisions of this Section shall be subject to Section
7.4. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the party claiming indemnification (the "Indemnified Person") shall promptly give written notice to the Party or Parties from whom indemnification is requested (the "Indemnifying Persons") of such claim and the amount the Indemnified Person reasonably believes such Indemnified Person will be entitled to receive hereunder from the Indemnifying Persons; provided, however that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Persons of their obligations under this
Section 7.3, except to the extent (if any) that the Indemnifying Persons shall have been prejudiced thereby. If the Indemnifying Persons do not object in writing to such indemnification claim within 30 calendar days after receiving notice thereof, the Indemnified Person shall be entitled to recover from the Indemnifying Person within five Business Days after such 30 day period, the amount of such claim (but such recover shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 7.2 or 7.3). If the Indemnifying Persons agree that they have an indemnification obligation, but object in writing that they are obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Persons within five Business Days of the receive of such objection, the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

         7.4. Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Persons of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, however that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Persons of their obligations under this Section 7.4, except to the extent (if any) that the Indemnifying Persons shall have been prejudiced thereby. The Indemnifying Persons may, at their own expense, participate in the defense of any claim, suit, action or proceeding; provided, however that (i) the Indemnifying Persons' counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Persons shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Persons assume such defense, the Indemnified Person shall have the right (but not the obligation) to participate as counsel of record in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Persons. If, however, the Indemnified Persons reasonably determine in their judgment that representation by the Indemnifying Persons' counsel of both the Indemnifying Persons and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Indemnifying Persons shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Persons choose to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         7.5. Settlement or Comprise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Persons, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 7.4 shall also be binding upon the Indemnifying Persons or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that no obligation, restriction or Damage shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The party defending the claim shall give the other party at least 30 calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the other party may reject such proposed settlement or compromise; provided, however that from and after such rejection, the other party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and shall be responsible for any and all Damages in connection therewith in excess of the amount of the proposed settlement amount.

         7.6. Failure of Indemnifying Person to Act. In the event that the Indemnifying Persons do not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Persons of their obligations hereunder.

         7.7. Installment Payment Offset. If UBICS is entitled to receive an indemnification amount from Seller pursuant to this Agreement, such amount shall be satisfied to the extent possible by (a) a reduction of up to (pound)151,750 from Purchaser's First Additional Deposit pursuant to Section 1.3(c), and then
(b) a reduction of up to (pound)151,750 from Purchaser's Second Additional Deposit pursuant to Section 1.3(c), and then (c) at the discretion of Purchaser, a reduction in subsequent Earn-Out Payment(s).


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Notices. All notices, requests for other communications to be given by any party to the other parties hereunder shall be in writing and shall be deemed to be properly given when personally delivered, telecopied or sent by commercial courier service (such as Federal Express) or, if mailed, where correspondence is within a single country, when sent by prepaid first class U.S. or U.K. mail, either certified or registered, to the addresses set forth below or to such other addresses as the parties may otherwise designate from time to time in writing:

              (a)    If to Purchaser:

                     UBICS Inc.
                     333 Technology Drive, Suite 210
                     Canonsburg, PA 15317
                     Telecopier No. (724) 746-9597
                     Attention: President

                     With a required copy to:

                     Pepper Hamilton LLP
                     One Mellon Bank Center, 50th Floor
                     500 Grant Street
                     Pittsburgh, PA 15219
                     Telecopier No. (412) 281-0717
                     Attention: David J. Lowe

              (b)    If to the Seller, to:

                     Teksys, Inc.
                     10 Frere Felix de Valois Street
                     Port Louis
                     Mauritius
                     Telecopier No. (230) 212-5265
                     Attention: Directors

                     With a required copy to:

                     James S. Barnet
                     Merlin House
                     Church Street
                     Hungerford
                     Berkshire RG17 OJG
                     UK
                     Telecopier No. (1488) 683-018
                     DX: 47106 Hungerford
                     Attention: James S. Barnet

         8.2. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

         8.3. Costs and Expenses. Purchaser shall bear its own expenses (including without limitation, investment banking, financial advisory fees, counsel fees and accounting fees) relating to the transactions contemplated under this Agreement. All expenses of each of the Companies and Seller relating to the transactions contemplated under this Agreement shall be borne by Seller.

         8.4. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

         8.5. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         8.7. Amendment and Waiver. This Agreement may be amended, and Purchaser and the Seller may, (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment must be in writing and be signed by the Purchaser and the Seller and any waiver must be in writing and signed by the person waiving such right or obligation.

         8.8. Entire Agreement. This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, understandings, representations and warranties between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous promises, covenants, agreements, understandings, representations and warranties among the parties hereto or inducements or conditions, express or implied, oral or written with respect to the subject matter hereof.

         8.9. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

         8.10. Severability. It is the intent of the parties that each provision of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement hereof is sought. In furtherance of the foregoing, each provision hereof shall be severable from each other provision. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement that can be given full force and effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

         8.11. Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Western District of Pennsylvania and to the jurisdiction of any other competent court of the Commonwealth of Pennsylvania (collectively, the "Pennsylvania Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the Commonwealth of Pennsylvania, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Pennsylvania Courts in any other court or jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



Attest:                                       UBICS, INC.


By: /s/ BABU SRINIVAS                         By: /s/ ROBERT C. HARBAGE
   ----------------------------------            -------------------------------
Name:  Babu Srinivas                          Name:  Robert C. Harbage
     --------------------------------              -----------------------------
Title:  Vice President - Finance &            Title:  President & CEO
      -------------------------------               ----------------------------
        Acting CFO
      -------------------------------

Attest:                                       TEKSYS INC.


By: /s/ MOHAMMAD PEERSAIB                     By: /s/ VICKI MONCASTER
   ----------------------------------            -------------------------------
Name:  Mohammad Peersaib                      Name:  Vicki Moncaster
     --------------------------------              -----------------------------
Title:                                        Title:  Director
      -------------------------------               ----------------------------

                                                                    EXHIBIT A TO
                                                                     EXHIBIT 2.1



                                    EXHIBIT A

                            FORM OF LEGAL OPINION OF
                                COUNSEL TO SELLER

[Date]

UBICS, Inc.
333 Technology Drive
Suite 210
Canonsburg, PA 15317

                           RE:  Teksys Inc. (the "Seller")

Dear Sirs:

               (b) We are lawyers qualified to practise in Mauritius and have acted as Mauritius legal advisers to the Seller in connection with the sale of the whole issued share capital of European Software Services Limited, Oakwood Technical Services Limited and Reflex I.T. Solutions Limited (the "Companies") by the Seller.

               (c) For the purposes of giving this opinion we have examined executed originals or copies of the following documents:

               (d) a facsimile copy of the share purchase agreement with respect to the sale of the shares in the Companies made between the Seller and UBICS, Inc. (the "Purchaser") dated [ ] 2001 (the "SPA"); and

               (e) a facsimile copy of the deed of tax indemnity made between the Seller and the Purchaser dated [ ] 2001 (the "Deed");

               (f) a facsimile copy of the unanimous written resolutions of the directors of the Seller dated [ ] 2001 approving the Seller's entry into, and authorising the execution and delivery by the Seller of the Transaction Documents (the "Directors' Resolutions"); and

               (g) a facsimile copy of the unanimous written resolutions of the members of the Seller dated [ ] 2001 approving the Seller's entry into, and execution of the Transaction Documents (the "Shareholders' Resolutions')

         Capitalised terms used herein but not otherwise detailed shall have the same meanings ascribed to them in the SPA or the Deed as appropriate.

               (h) We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates, resolutions and other documents as we have considered necessary or appropriate as detailed below and have carried out the following searches:

         [Fill in]



               (i) This opinion relates only to the laws of Mauritius as in force at the date of this opinion and we express no opinion as to the laws of any other jurisdiction. In this regard, we note that the Documents are governed by the laws of the Commonwealth of Pennsylvania and therefore we have assumed that they are legal, valid, binding and enforceable under that law.

               (j) For the purposes of giving this opinion, we have also assumed:

               (k) the authenticity of all seals, or signatures and of any duty stamp or marking and the completeness and conformity to originals of all copy documents submitted to us;

               (l) the accuracy and completeness of all corporate minutes, resolutions and records which we have seen and the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

               (m) that insofar as any obligation under any of the documents referred to above is to be performed in any jurisdiction outside Mauritius, its performance will not be illegal or ineffective by virtue of the law of the jurisdiction; and

               (n) that there are no provisions of the laws of any jurisdiction other than those of Mauritius which would be contravened by the execution, delivery or performance of any of the documents referred to above.

               (o) On the basis of the foregoing assumptions we are of the opinion as follows:-

               (p) The Seller is a [limited liability] company duly incorporated and validly existing and in good standing under the laws of Mauritius and has power to own its property and assets, to carry on its business as contemplated by the Transaction Documents and to enter into and perform its obligations under the Transaction Documents.

               (q) The Seller has taken all necessary corporate action to authorise the execution and delivery of the Transaction Documents.

               (r) The Transaction Documents have been duly executed and when delivered by the Seller, will constitute legal, valid, binding and enforceable obligations of the Seller.

               (s) Neither the execution and delivery of the Transaction Documents nor the compliance with the terms of such Agreements will violate the Memorandum and Articles of Association of the Seller or violate any of the terms or provisions of any judgement, decree or order or any statute, rule or regulation applicable to the Seller.

               (t) All permissions, licences, consents, registrations and other authorisations for the time being required under the laws of Mauritius for the validity or enforceability of the Transaction Documents have been obtained and are in full force and effect.

               (u) It is not necessary or advisable that the Transaction Documents be filed, registered, recorded or enrolled with any court, public office or other authority in Mauritius or that any stamp, documentary, registration or similar Tax or duty be paid on or in relation to any such agreement.

               (v) The choice of Pennsylvania law to govern the Transaction Documents is a valid choice of law under the laws of Mauritius.

               (w) The submission to the non-exclusive jurisdiction of the Pennsylvania courts by the Seller under the Transaction Documents is valid and binding upon such party and not subject to revocation.

               (x) Any final and conclusive monetary judgement obtained against the Seller in the Pennsylvania courts in respect of the Transaction Documents for a definite sum may, subject as hereinafter provided, be registered and enforced as a judgement of the Mauritius Court.

7. The opinions set out above are subject to the following qualifications:-

               (y) We express this opinion based only on the laws of Mauritius as they are in force at the date hereof. We have made no investigation of, and express no opinion on, the laws of the other jurisdiction.

               (z) Enforcement of claims under the Transaction Documents may be limited by bankruptcy, insolvency, liquidation, re-organisation and other similar laws of Mauritius of general application relating to or affecting the rights of creditors generally. Under the laws of Mauritius there is no requirement for notice of an appointment of a receiver to be filed at any public office or other place in Mauritius.

               (aa) Claims under the Transaction Documents may become barred under the laws relating to limitation of actions in Mauritius or may be or become subject to defences of set-off or counterclaim.

               (bb) Equitable remedies such as injunctions and orders for specific performance are discretionary and will not be automatically granted by a court in Mauritius.

         This opinion is rendered for your benefit and the benefit of your legal counsel in connection with the transaction contemplated by the Transaction Documents only. It may not be disclosed to or relied on by any other party for any other purpose.

                                                                    EXHIBIT B TO
                                                                     EXHIBIT 2.1



                                    EXHIBIT B

                              TAXATION UNDERTAKING

                                     between

                TEKSYS INC., a Mauritius company (the "Grantor")

                                       and

              UBICS, INC., a Delaware corporation (the "Purchaser")



                                  INTRODUCTION

This Taxation Undertaking is granted pursuant to a Share Purchase Agreement (the "Principal Agreement") between the Grantor and the Purchaser dated of even date herewith relating to the sale by the Grantor to the Purchaser of the whole issued share capital of European Software Services (UK) Limited, a company
incorporated under the Companies Acts with registered number [        ] and
having its registered office at [       ] ("ESS"), Oakwood Technical Services
Limited., a company incorporated under the Companies Acts with registered
number [       ] and having its registered office at [          ] ("OTS") and
Reflex I.T. Solutions, Limited., a company incorporated under the Companies Acts
with registered number [        ] and having its registered office at [      ]
("Reflex") (ESS, OTS and Reflex are hereinafter referred to collectively as the "Companies").

NOW THEREFORE IT IS HEREBY AGREED as follows:-

1          DEFINITIONS AND INTERPRETATION

           In this Taxation Undertaking:-

1.1 WORDS AND EXPRESSIONS DEFINED IN THE PRINCIPAL AGREEMENT SHALL, EXCEPT WHERE OTHERWISE PROVIDED OR EXPRESSLY DEFINED BELOW, HAVE THE SAME MEANING IN THIS TAXATION UNDERTAKING AND THOSE PROVISIONS OF THE PRINCIPAL AGREEMENT DEALING WITH CONSTRUCTION OR INTERPRETATION SHALL, EXCEPT WHERE OTHERWISE PROVIDED, APPLY AS IF EXPRESSLY SET OUT HEREIN.

1.2 THE FOLLOWING EXPRESSIONS SHALL, UNLESS OTHERWISE SPECIFIED OR THE CONTEXT OTHERWISE REQUIRES, HAVE THE MEANINGS SET OPPOSITE THEM
           RESPECTIVELY:

           "CLAIM" or "CLAIM FOR TAXATION" means any valid notice, demand, assessment, letter or other document issued or action taken by or on behalf of the Inland Revenue or Contributions Agency or Customs and Excise or any other statutory or governmental authority or body whatsoever in any part of the world from which it appears that a Liability to Taxation is or will or may come to be validly imposed on the Companies (whether or not such Liability to

           Taxation is primarily imposed upon or payable by the Companies and whether or not the Companies have or may have any right of relief or reimbursement).

           "EVENT" means any transaction, action or omission of any person and any event or occurrence of whatever nature, whether or not in the ordinary course of business, including Closing and any combination of two or more of the foregoing.

           "FINAL DETERMINATION" means in relation to a Claim for Taxation where there is an appeal against such claim:

           (a) an agreement under Section 54 of the Taxes Management Act 1970 or any legislative provision having an effect similar to the effect of that section; or

           (b) a decision of a court or tribunal of competent jurisdiction from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

           "GROUP RELIEF" means:

           (a) relief the subject of a surrender or claim pursuant to Chapter IV of Part X of the Taxes Act 1988;

           (c) advance corporation tax the subject of a surrender or claim pursuant to section 240 of the Taxes Act 1988; and

           (d) any tax refund the subject of a surrender or claim pursuant to section 102 FA 1989.


           "LIABILITY TO TAXATION" means any liability of the Companies to make any payment of or in respect of Taxation and also means and includes:

           (b) the loss or becoming unavailable or reduction in the amount of any Relief which would otherwise have been available to the Companies; and

           (e) the loss or becoming unavailable or reduction in the amount of, cancellation or set off of any right to repayment of Taxation which would otherwise have been available to the Companies; and

           (f) the setting off against income, profits or gains or against any Taxation (in either case in respect of which, but for such setting off, the Companies would have had a Liability to Taxation in respect of which the Grantor would have been liable to make a payment to the Purchaser under this Taxation Undertaking) of any Purchaser's Relief.

           "PURCHASER'S RELIEF" means any Relief which arises after Closing and not in respect of any Event occurring on or before Closing.

           "RELIEF" means any relief, allowance, exemption, credit or set-off against any Taxation, and any relief, allowance, set-off or deduction in computing or against profits, income or gains of any description or from any source for the purposes of any Taxation.

           "REGULATIONS" means the Value Added Tax Regulations 1995.

           "TAXATION" means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes:

           (c) income tax, corporation tax, advance corporation tax, petroleum revenue tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, value added tax, customs and other import duties, national insurance and social security contributions and any payment whatsoever which the Companies may be or become legally bound to make to any person, revenue, customs or fiscal authority or any other body or authority as a result of any enactment relating to taxation and any other taxes, duties, levies or imposts supplementing or replacing any of the foregoing; and

           (g) all interest, fines or penalties in respect of and relating to any of the foregoing


           "VAT" means value added tax.

           "[     ] VAT GROUP" means the VAT group which had VAT registration
           number[     ] ].


           "VATA" means Value Added Tax Act 1994.

2          UNDERTAKING TO PAY

2.1 SUBJECT AS HEREINAFTER PROVIDED, THE GRANTOR HEREBY UNDERTAKES TO PAY TO THE PURCHASER:

2.1.1 the amount of every Liability to Taxation which arises in respect of or by reference to any income, profits or gains earned or accrued or deemed to have been earned or accrued on or before Closing; and

2.1.2 the amount of every Liability to Taxation which arises as a consequence of or by reference to any Event occurring or deemed to have occurred, whether wholly or in part, on or before Closing or as a consequence of or by reference to the combined effect of two or more Events of which at least one occurs or is deemed to have occurred on or before Closing, but only to the extent that the first mentioned Event is outside the ordinary course of business of the Companies and the second or successive Events are effected after Closing and are inside the ordinary course of the business of the Companies; and

2.1.3      the amount of any inheritance tax which:

2.1.3.1 is at Closing a charge on any of the shares or assets of the Companies or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Companies; or

2.1.3.2 after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Companies, being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value if a charge on or a power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Closing and the inheritance tax payable as a result thereof had not been paid, have existed at Closing; and

2.1.4 the amount of any liability of the Companies to pay for Group Relief or to repay, in whole or in part, any payment previously made for Group Relief to the extent that such liability is not provided for in the Financial Statements; and

2.1.5 the amount of any liability of the Companies to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with Taxation:

2.1.5.1 in respect of or arising from any Event occurring on or before Closing; or

2.1.5.2 arising by reference to any income, profits or gains earned, accrued or received on or before Closing; and

2.1.6 the amount of every Liability to Taxation which arises as a consequence of the failure by:

           (a)       any company

                     (i) which has at any time (whether before or after Closing) been a member of a group (as defined from time to time for any Taxation purpose) of which any of the Companies has at any time prior to Closing been a member; or

                     (ii) from which any of the Companies has received or become entitled to receive on or before Closing in respect of shares in that other company any capital distribution (as defined in section 122(5)(b) of the TCGA 1992); or

           (b) any trustees of an employee share ownership trust (within the meaning of Schedule 5 to FA 1989) established by any of the Companies before Closing or to which a sum has been paid by any of the Companies before Closing; or

           (c)       any other person


           to discharge Taxation within a specified period or otherwise; provided that in the case of sub-paragraph (c) above this Clause
           2.1.6 shall only apply insofar as such Taxation arises as a result of profits earned, accrued or received or an Event occurring on or before Closing; and

2.1.7 the amount of every Liability to Taxation which results from any of the Companies being treated for any Taxation purpose as being before Closing a member of a group of companies; and

2.1.8 the amount of any Liability to Taxation which arises as a result of the application of Section 179 TCGA; and

2.1.9 all costs and expenses incurred by the Companies or the Purchaser in relation to or resulting from any demands, actions, proceedings and claims in respect of any Claim for Taxation or any Liability to Taxation or in taking or defending any action under this Taxation Undertaking.

2.2 IN DETERMINING FOR THE PURPOSES OF CLAUSE 2.1.3 WHETHER A CHARGE ON OR POWER TO SELL, MORTGAGE OR CHARGE ANY OF THE SHARES OR ASSETS OF THE COMPANIES EXISTS AT ANY TIME, THE FACT THAT THE INHERITANCE TAX IS NOT YET PAYABLE OR MAY BE PAID BY INSTALLMENTS, SHALL BE DISREGARDED, AND SUCH TAX SHALL BE TREATED AS BECOMING DUE AND A CHARGE OR POWER TO SELL, MORTGAGE OR CHARGE AS ARISING, ON THE DATE OF THE TRANSFER OF VALUE OR OTHER DATE OR EVENT ON OR IN RESPECT OF WHICH IT BECOMES PAYABLE OR ARISES, AND THE PROVISIONS OF SECTION 213 IHTA SHALL NOT APPLY THERETO.

3          WITHHOLDINGS, TAXATION

3.1 ALL AMOUNTS PAYABLE BY THE GRANTOR TO THE PURCHASER UNDER THIS TAXATION UNDERTAKING SHALL BE PAID WITHOUT ANY DEDUCTION, WITHHOLDING, SET OFF OR COUNTERCLAIM WHATSOEVER EXCEPT AS REQUIRED BY LAW. IF ANY DEDUCTION OR WITHHOLDING IS REQUIRED BY LAW TO BE MADE FROM ANY SUCH AMOUNT THE GRANTOR SHALL PAY TO THE PURCHASER SUCH ADDITIONAL AMOUNT OR AMOUNTS AS WILL IN AGGREGATE BE SUFFICIENT TO ENSURE THAT AFTER ALL REQUIRED DEDUCTIONS AND WITHHOLDINGS HAVE BEEN MADE FROM THE AMOUNTS PAID THERE SHALL BE LEFT IN THE HANDS OF THE PURCHASER THE AMOUNT WHICH THE PURCHASER WOULD HAVE BEEN ENTITLED TO RECEIVE FROM THE GRANTOR IN THE ABSENCE OF ANY REQUIREMENT TO MAKE A DEDUCTION OR WITHHOLDING.

3.2 IF ANY AMOUNT PAYABLE BY THE GRANTOR TO THE PURCHASER UNDER THIS TAXATION UNDERTAKING SHALL ITSELF BE SUBJECT TO ANY TAXATION THEN THE AMOUNT WHICH THE GRANTOR SHALL PAY TO THE PURCHASER SHALL BE INCREASED TO SUCH LARGER AMOUNT AS WILL ENSURE THAT AFTER PAYMENT OF THE AMOUNT OF ALL TAXATION PAYABLE ON SUCH LARGER AMOUNT THERE SHALL BE LEFT IN THE HANDS OF THE PURCHASER THE AMOUNT WHICH THE PURCHASER WOULD HAVE BEEN ENTITLED TO RECEIVE FROM THE GRANTOR UNDER THIS TAXATION UNDERTAKING IF SUCH AMOUNT WAS NOT SUBJECT TO ANY TAXATION.

4          QUANTIFICATION OF AMOUNT PAYABLE

4.1 THE AMOUNT OF A LIABILITY TO TAXATION WHICH ARISES UNDER (a) IN THE DEFINITION OF LIABILITY TO TAXATION SHALL BE THE AMOUNT OF TAXATION WHICH WOULD OTHERWISE HAVE BEEN SAVED BY THE RELIEF CONCERNED CALCULATED BY, IN THE CASE OF A RELIEF WHICH IS A RELIEF, A DEDUCTION FROM, OR OFF-SET AGAINST PROFITS, APPLYING TO THE AMOUNT OF RELIEF LOST OR SET OFF THE RATE OF THE RELEVANT TAXATION CURRENT WHEN THE RELIEF WOULD HAVE BEEN UTILISED HAD IT NOT BEEN LOST OR SET OFF.

4.2 THE AMOUNT OF A LIABILITY TO TAXATION WHICH ARISES UNDER (b) IN THE DEFINITION OF LIABILITY TO TAXATION SHALL BE THE AMOUNT OF THE REPAYMENT WHICH HAS BEEN LOST, CANCELLED OR SET OFF AS THE CASE MAY BE.

4.3 THE AMOUNT OF A LIABILITY TO TAXATION WHICH ARISES UNDER (c) IN THE DEFINITION OF LIABILITY TO TAXATION SHALL BE THE AMOUNT OF THE LIABILITY TO TAXATION WHICH WOULD HAVE ARISEN BUT FOR THE SETTING OFF OF THE PURCHASER'S RELIEF CONCERNED.

5          TIMING OF PAYMENTS

5.1 THE GRANTOR SHALL BE LIABLE TO MAKE PAYMENT TO THE PURCHASER OF AMOUNTS PAYABLE UNDER CLAUSE 2:

5.1.1 insofar as the Companies require to make a payment to discharge a Liability to Taxation, on the day which is the later of five business days after demand is made therefor by the Purchaser and three business days before the date on which that payment becomes due and payable to the relevant Taxation authority; and

5.1.2 insofar as the Companies would have required to make a payment to discharge a Liability to Taxation but for the fact that the Liability to Taxation has been set off against, or reduced or otherwise mitigated by the availability of any Relief, on the day which is the later of five business days after demand is made therefor by the Purchaser and three business days before the date on which payment of the amount of the Liability to Taxation would otherwise have become due; and

5.1.3 insofar as the Liability to Taxation arises under (a) in the definition of Liability to Taxation on the day which is the later of five business days after demand is made therefor by the Purchaser and three business days before the date on which the Taxation that would otherwise have been saved becomes due and payable to the relevant Taxation authority;

5.1.4 insofar as the Liability to Taxation arises under (b) in the definition of Liability to Taxation on the day which is the later of five business days after demand is made therefor by the Purchaser and five business days after the repayment of Taxation would otherwise have been received; and

5.1.5 insofar as the Liability to Taxation arises under (c) in the definition of Liability to Taxation, on the day which is the later of five business days after demand is made therefor by the Purchaser and three days before the date on which Taxation becomes due and payable to the relevant Taxation authority which would not otherwise have become due and payable had it not been for the said use or setting off of the Purchasers Relief.

5.2 FOLLOWING THE FINAL DETERMINATION OF ANY CLAIM FOR TAXATION, THE GRANTOR SHALL WITHIN FIVE BUSINESS DAYS AFTER A DEMAND THEREFOR PAY TO THE PURCHASER SUCH AMOUNT OR FURTHER AMOUNT IN ADDITION TO THE AMOUNTS ALREADY PAID AS MAY BE NECESSARY TO DISCHARGE IN FULL THE LIABILITY OF THE GRANTOR UNDER THIS TAXATION UNDERTAKING.

5.3 IF ANY PAYMENT DUE TO BE MADE BY THE GRANTOR UNDER THIS TAXATION UNDERTAKING IS NOT MADE ON THE DUE DATE FOR PAYMENT IT SHALL CARRY INTEREST FROM THE DUE DATE FOR PAYMENT UNTIL FINAL PAYMENT IN FULL HAS BEEN MADE AT THE RATE OF FIVE PER CENT ABOVE THE BASE RATE FOR LENDING FROM TIME TO TIME OF [THE ROYAL BANK OF SCOTLAND PLC].

5.4 IF THE PURCHASER IS ENTITLED TO RECEIVE A PAYMENT FROM THE GRANTOR PURSUANT TO THIS TAXATION UNDERTAKING, SUCH PAYMENT SHALL BE SATISFIED TO THE EXTENT POSSIBLE BY AN OFFSET AGAINST FUTURE INSTALLMENT PAYMENTS TO BE MADE BY THE PURCHASER IN ACCORDANCE WITH THE PROVISIONS OF SECTION 1.3(c) OF THE PRINCIPAL AGREEMENT.

6          EXCLUSIONS

6.1 THE GRANTOR SHALL HAVE NO OBLIGATION TO MAKE ANY PAYMENT UNDER CLAUSE 2 IN RESPECT OF ANY LIABILITY TO TAXATION:

6.1.1 to the extent that provision in respect of that Liability to Taxation was made in the Financial Statements; or

6.1.2 which is a Liability to Taxation for which the Companies are or may become liable solely as a result and in respect of transactions undertaken in the ordinary course of the business of the Companies after the Balance Sheet Date and prior to Closing.

6.2 FOR THE PURPOSES OF CLAUSE 6.1.2, THE FOLLOWING SHALL NOT BE REGARDED AS ARISING AS A RESULT OF OR IN RESPECT OF TRANSACTIONS UNDERTAKEN IN THE ORDINARY COURSE OF BUSINESS:-

6.2.1      any Taxation arising under Part XVII of the Taxes Act 1988;

6.2.2 any Taxation arising in respect of any distribution or deemed distribution;

6.2.3 any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be different from that (if any) actually received, but only insofar as such Taxation is attributable to the difference between the consideration (if any) actually received and the consideration deemed for Taxation purposes to have been received;

6.2.4 any Taxation arising in respect of an Event which may result in the Companies becoming liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person, firm or company (including any Taxation arising under Part VIII of the Taxes Management Act 1970);

6.2.5 any Taxation arising as a result of a failure by any of the Companies duly to deduct, charge, recover or account for Taxation; or

6.2.6      any amount payable to the Commissioners of Customs & Excise under
           Part XV of the Regulations or for which any of the Companies is liable to account to the Commissioners of Customs & Excise under Regulation 105 to 110 (both inclusive) of the Regulations;

6.2.7 any of the Companies ceasing, for Taxation purposes, to be a member of any group of companies or associated with any other company.

6.3 THE PROVISIONS OF THE PRINCIPAL AGREEMENT SHALL WHERE EXPRESSLY STATED TO DO SO APPLY TO THIS TAXATION UNDERTAKING AS IF SET OUT IN FULL HEREIN.

7          OVER-PROVISIONS, SAVINGS

7.1 IF WITHIN 2 YEARS FROM THE DATE HEREOF, THE AUDITORS FOR THE TIME BEING OF THE COMPANIES SHALL CERTIFY, APPLYING THE ACCOUNTING POLICIES, PRINCIPLES AND PRACTICES ADOPTED IN RELATION TO THE PREPARATION OF THE ACCOUNTS (AT THE REQUEST AND EXPENSE OF THE GRANTOR) THAT ANY PROVISION FOR TAXATION IN THE ACCOUNTS (EXCLUDING ANY PROVISION FOR DEFERRED TAX) HAS PROVED TO BE AN OVER-PROVISION, THEN THE AMOUNT OF SUCH OVER-PROVISION SHALL BE DEALT WITH IN ACCORDANCE WITH CLAUSE 7.4. FOR THE AVOIDANCE OF DOUBT, IT WILL NOT BE REGARDED AS SUCH AN OVER-PROVISION IF ANY ACTION BY THE COMPANIES (OR ANY PERSON CONNECTED WITHIN THE MEANING OF SECTION 839 TAXES ACT 1988 WITH THE COMPANIES) AFTER CLOSING GIVES RISE TO ANY RELIEF WHICH MAY BE USED BY THE COMPANIES SO AS TO REDUCE THE COMPANIES' LIABILITY TO TAXATION AS STATED IN THE ACCOUNTS.

7.2 IF THE AUDITORS FOR THE TIME BEING OF THE COMPANIES SHALL CERTIFY (AT THE REQUEST AND EXPENSE OF THE GRANTOR) THAT THE COMPANIES HAVE OBTAINED ANY SAVING, THE AMOUNT OF THE SAVING SHALL BE DEALT WITH IN ACCORDANCE WITH CLAUSE 7.4. FOR THE PURPOSES OF THIS CLAUSE 7.2, THE COMPANIES SHALL NOT BE REGARDED AS OBTAINING A SAVING UNTIL THE LAST DATE UPON WHICH IT WOULD HAVE BEEN OBLIGED TO MAKE THE ACTUAL PAYMENT OF TAXATION FROM WHICH IT HAS BEEN RELIEVED IN ORDER TO AVOID INCURRING ANY FINE, PENALTY OR INTEREST IN RESPECT OF UNPAID TAXATION OR, IN THE CASE OF A SAVING CONSISTING OF A RIGHT TO REPAYMENT OF TAXATION, THE DATE ON WHICH THE COMPANIES RECEIVE CLEARED FUNDS IN RESPECT OF SUCH REPAYMENT.

7.3        FOR THE PURPOSES OF CLAUSE 7.2 "SAVING" MEANS:

           (a) the reduction of any liability of the Companies to make an actual payment of Taxation in respect of any period ending after Closing or in respect of any Event occurring after Closing and in respect of which the Grantor is not liable to make a payment under Clause 2 of this Taxation Undertaking by virtue of the set-off against such liability or against profits of the Companies of any Relief (other than, and after taking into account the effect of, any Purchaser's Relief or right to repayment of Taxation treated as an asset in, or otherwise taken into account in preparing, the Accounts) arising wholly as a result of a Liability to Taxation in respect of which the Grantor has made a payment under Clause 2 of this Taxation Undertaking; and

           (b) any repayment of Taxation which the Companies obtain which they would not have been entitled to but for the payment of any Taxation by the Companies in respect of which the Grantor has made a payment under Clause 2 of this Taxation Undertaking.

7.4 WHERE IT IS PROVIDED UNDER CLAUSES 7.1 AND 7.2 THAT ANY AMOUNT (THE "RELEVANT AMOUNT") IS TO BE DEALT WITH IN ACCORDANCE WITH THIS
           CLAUSE:

7.4.1 the Relevant Amount shall first be set off against any payment then due from the Grantor under this Taxation Undertaking;

7.4.2 to the extent that there is an excess after applying 7.4.1 above, a refund shall be made to the Grantor of an amount equal to the lower of:

7.4.2.1 any previous payment or payments made by the Grantor under this Taxation Undertaking and not previously refunded under this Clause and/or under Clause 8; and

7.4.2.2    the amount of such excess; and

7.4.3 to the extent that the excess referred to in Clause 7.4.2 is not exhausted under that Clause, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Grantor under this Taxation Undertaking.

7.5 WHERE ANY SUCH CERTIFICATION AS IS MENTIONED IN CLAUSES 7.1 OR 7.2 ABOVE HAS BEEN MADE, THE GRANTOR OR THE PURCHASER MAY REQUEST THE AUDITORS FOR THE TIME BEING OF THE COMPANIES TO REVIEW SUCH CERTIFICATION IN THE LIGHT OF ALL RELEVANT CIRCUMSTANCES, INCLUDING ANY FACTS WHICH HAVE BECOME KNOWN ONLY SINCE SUCH CERTIFICATION AND CERTIFY WHETHER SUCH CERTIFICATION REMAINS CORRECT OR WHETHER, IN THE LIGHT OF THOSE CIRCUMSTANCES, THE AMOUNT THAT WAS THE SUBJECT OF SUCH CERTIFICATION SHOULD BE AMENDED.

7.6 IF THE AUDITORS CERTIFY UNDER CLAUSE 7.5 ABOVE THAT AN AMOUNT PREVIOUSLY CERTIFIED SHOULD BE AMENDED, THAT AMENDED AMOUNT SHALL BE SUBSTITUTED FOR THE PURPOSE OF CLAUSE 7.4 ABOVE AS THE RELEVANT AMOUNT IN RESPECT OF THE CERTIFICATION IN QUESTION IN PLACE OF THE AMOUNT ORIGINALLY CERTIFIED, AND SUCH ADJUSTING PAYMENT, IF ANY, AS MAY BE REQUIRED BY VIRTUE OF THE ABOVE-MENTIONED SUBSTITUTION SHALL BE MADE AS SOON AS PRACTICABLE BY THE GRANTOR OR (AS THE CASE MAY BE) TO THE GRANTOR.

8          RECOVERY FROM THIRD PARTIES

8.1 IF FULL PAYMENT IS MADE BY THE GRANTOR UNDER THIS TAXATION UNDERTAKING IN RESPECT OF A LIABILITY TO TAXATION AND THE PURCHASER OR THE COMPANIES, AS THE CASE MAY BE, SUBSEQUENTLY RECEIVE FROM ANY OTHER PERSON A PAYMENT OR CREDIT IN RESPECT OF THE LIABILITY

           TO TAXATION IN QUESTION, THE PURCHASER OR THE COMPANIES, AS THE CASE MAY BE, SHALL PAY TO THE GRANTOR AN AMOUNT EQUIVALENT EITHER TO SUCH AMOUNT RECEIVED, EXCLUSIVE OF ANY VAT THEREON, OR TO THE AMOUNT THAT THE PURCHASER OR THE COMPANIES HAVE ACTUALLY SAVED BY VIRTUE OF THE RECEIPT OF THE CREDIT, TO THE EXTENT THAT THE PAYMENT TO THE GRANTOR DOES NOT EXCEED THE PAYMENT ORIGINALLY MADE BY THE GRANTOR (LESS THE AMOUNT OF ALL REASONABLE COSTS AND EXPENSES IN OBTAINING SUCH PAYMENT OR CREDIT AND NET OF ANY TAXATION PAYABLE ON THE AMOUNT RECEIVED) PROVIDED THAT THIS CLAUSE 8.1 SHALL NOT APPLY TO ANY PAYMENT OR CREDIT WHICH HAS BEEN DEALT WITH IN ACCORDANCE WITH CLAUSES 7.1 OR
           7.2 AND PROVIDED FURTHER THAT WHERE THE PURCHASER OR THE COMPANIES RECEIVE A CREDIT, A PAYMENT SHALL NOT BE REQUIRED TO BE MADE TO THE GRANTOR BEFORE THE DATE ON WHICH THE TAXATION THAT WOULD HAVE BEEN PAYABLE BUT FOR THE CREDIT WOULD HAVE BEEN DUE AND PAYABLE TO THE APPROPRIATE TAXATION AUTHORITY.

8.2 IF FULL PAYMENT IS MADE BY THE GRANTOR UNDER THIS TAXATION UNDERTAKING IN RESPECT OF A LIABILITY TO TAXATION AND THE PURCHASER OR THE COMPANIES ARE OR BECOME ENTITLED TO RECOVER FROM SOME OTHER PERSON (OTHER THAN THE COMPANIES OR THE PURCHASER OR ANY PERSON CONNECTED WITHIN THE MEANINGS OF SECTION 839 TAXES ACT 1988 WITH ANY OF THEM) ANY SUM IN RESPECT OF THE LIABILITY TO TAXATION (OTHER THAN BY REASON OF ANY PURCHASER'S RELIEF) THE PURCHASER, IF SO REQUIRED BY THE GRANTOR, WILL AND WILL PROCURE THAT THE COMPANIES, WILL, AT THE COST OF THE GRANTOR AND UPON THE GRANTOR INDEMNIFYING THE PURCHASER AGAINST ALL COSTS WHICH MAY THEREBY BE INCURRED, TAKE ALL REASONABLE STEPS TO ENFORCE SUCH RECOVERY (PROVIDED THAT THE COMPANIES AND THE PURCHASER SHALL NOT BE OBLIGED TO TAKE ANY ACTION WHICH THEY REASONABLY CONSIDER TO BE PREJUDICIAL TO THEIR INTERESTS) AND ANY AMOUNTS SO RECOVERED BY THE PURCHASER SHALL BE DEALT WITH PURSUANT TO CLAUSE 8.1.

9          [VAT

9.1 WHERE THE COMPANIES, IN THEIR CAPACITY AS REPRESENTATIVE MEMBER OF THE [ ] VAT GROUP IS LIABLE TO ACCOUNT FOR ANY VAT AFTER CLOSING THEN TO THE EXTENT THAT SUCH VAT IS ATTRIBUTABLE TO SUPPLIES (INCLUDING SELF SUPPLIES) MADE BY OR TO OR IMPORTATIONS OR ACQUISITIONS MADE BY
           [ ] UP TO AND INCLUDING CLOSING AND TO THE EXTENT THAT A PROVISION OR RESERVE IN RESPECT OF OR REPRESENTING SUCH VAT IS NOT MADE IN THE FINANCIAL STATEMENTS OR COMPRISED OR OTHERWISE INCLUDED IN ANY LIABILITY PROVIDED FOR IN THE FINANCIAL STATEMENTS THE GRANTOR SHALL, OR SHALL PROCURE THAT [ ]SHALL, PAY TO THE COMPANIES A SUM EQUAL TO SO MUCH OF THE AMOUNT TO BE SO ACCOUNTED FOR AS IS SO ATTRIBUTABLE NO LATER THAN FIVE DAYS BEFORE THE DATE ON WHICH THE COMPANIES ARE LIABLE TO ACCOUNT FOR IT.

9.2 THE PROVISIONS OF THIS CLAUSE 9 SHALL OPERATE TO THE EXCLUSION OF THE UNDERTAKING IN CLAUSE 2 INSOFAR AS THEY RELATE TO THE SAME LIABILITY TO TAXATION AND ACCORDINGLY CLAUSE 6 SHALL NOT APPLY TO ANY MATTER TO BE DEALT WITH UNDER THIS CLAUSE 9.

9.3 THE DEEMING PROVISIONS OF SECTION 43(1) VATA SHALL BE DISREGARDED IN DETERMINING FOR THE PURPOSES OF THIS CLAUSE 9 WHAT SUPPLIES OR IMPORTATIONS HAVE BEEN MADE OR ARE DEEMED TO HAVE BEEN MADE BY OR TO ANY PERSON]

10         CONDUCT OF CLAIMS

10.1 THE PURCHASER SHALL AS SOON AS REASONABLY PRACTICABLE NOTIFY THE GRANTOR, OR SHALL PROCURE THAT THE GRANTOR SHALL BE NOTIFIED, IN WRITING OF ANY CLAIM FOR TAXATION WHICH COMES TO THE NOTICE OF THE PURCHASER OR THE COMPANIES IN RESPECT OF WHICH THE PURCHASER OR THE

           COMPANIES CONSIDER THAT THE GRANTOR IS OR MAY BECOME LIABLE TO MAKE A PAYMENT TO THE PURCHASER UNDER THIS TAXATION UNDERTAKING.

10.2 PROVIDED THAT THE GRANTOR MEETS ALL LIABILITIES, COSTS, DAMAGES AND EXPENSES WHICH MAY BE INCURRED IN RESPECT OF SUCH CLAIM FOR TAXATION AND INDEMNIFIES THE PURCHASER AND THE COMPANIES IN RESPECT OF ALL SUCH AMOUNTS THE PURCHASER SHALL PROCURE THAT THE COMPANIES WILL (EXCEPT IN A CASE WHERE FRAUDULENT, WILFUL OR NEGLIGENT CONDUCT IS ALLEGED BY ANY TAXATION AUTHORITY) TAKE SUCH ACTION AS THE GRANTOR MAY REASONABLY IN WRITING REQUEST TO AVOID, RESIST OR COMPROMISE THE CLAIM FOR TAXATION; PROVIDED THAT WHERE THE LIABILITY TO TAXATION WHICH IS THE SUBJECT OF THE CLAIM HAS TO BE PAID BEFORE AN APPEAL CAN BE MADE OR BEFORE ANY OTHER ACTION REQUESTED BY THE GRANTOR CAN BE TAKEN, THE PURCHASER SHALL NOT BE OBLIGED TO PROCURE THE COMPANIES TO TAKE ANY SUCH ACTION UNTIL THE GRANTOR SHALL HAVE PAID TO THE PURCHASER FOR THE PURPOSE OF DISCHARGING THE LIABILITY TO TAXATION, AN AMOUNT EQUAL TO THE SAID LIABILITY.

10.3 IN CONNECTION WITH THE CONDUCT OF ANY DISPUTE RELATING TO A CLAIM FOR TAXATION TO WHICH THIS CLAUSE APPLIES:

10.3.1 the Grantor shall keep the Purchaser and the Companies fully informed of all relevant matters and the Grantor shall forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications pertaining to the Companies;

10.3.2 the appointment by the Grantor of solicitors or other professional advisers shall be subject to the prior approval in writing of the Purchaser such approval not to be unreasonably withheld or delayed;

10.3.3 the Grantor shall not make any settlement or compromise of the subject matter of the Claim nor agree any matter in the conduct of any dispute relating thereto which is likely to affect the amount of the resulting Liability to Taxation or the future liability of the Companies to Taxation, without the prior approval in writing of the Purchaser such approval not to be unreasonably withheld or delayed;

10.3.4 if any dispute arises between the Purchaser and the Grantor as to whether the Claim for Taxation or Liability to Taxation should at any time be settled in full or contested in whole or in part, the dispute shall be referred for a decision to a Senior Counsel having at least ten years experience in Taxation matters appointed by agreement between the Purchaser and the Grantor, or failing agreement nominated on the application of either the Grantor or the Purchaser by the President of the Law Society of England. Such Counsel shall be asked to advise whether, in his opinion, an appeal against the Claim for Taxation or Liability to Taxation, would on the balance of probabilities, be likely to succeed. If the opinion of such Counsel is to the effect that on the balance of probabilities the appeal would be likely to succeed then an appeal may be made if the Grantor so decides. If the opinion of such Counsel is to the effect that on the balance of probabilities an appeal against the Claim for Taxation or Liability to Taxation would not succeed then the Claim for Taxation or Liability to Taxation shall be settled as soon as practicable. Any further dispute arising between the Grantor and the Companies as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Companies) shall be resolved in a similar manner.

10.4 THE COMPANIES SHALL BE FREE WITHOUT REFERENCE TO THE GRANTOR TO ADMIT, COMPROMISE, SETTLE, DISCHARGE OR OTHERWISE DEAL WITH ANY CLAIM FOR TAXATION IF THE GRANTOR DELAYS

           UNREASONABLY IN MAKING A REQUEST UNDER CLAUSE 10.2 IN RESPECT OF THAT CLAIM FOR TAXATION.

11         TAX RETURNS

11.1 THE GRANTOR OR ITS AGENTS SHALL BE RESPONSIBLE FOR AND HAVE CONDUCT OF PREPARING, SUBMITTING TO AND AGREEING WITH ALL RELEVANT TAXATION AUTHORITIES ALL TAX RETURNS AND COMPUTATIONS OF THE COMPANIES FOR ALL ACCOUNTING PERIODS ENDING ON OR BEFORE CLOSING, SUBJECT TO ALL SUCH RETURNS, COMPUTATIONS, DOCUMENTS AND SUBSTANTIVE CORRESPONDENCE RELATING THERETO BEING SUBMITTED IN DRAFT FORM TO THE PURCHASER OR ITS AGENTS FOR COMMENT AT LEAST TWENTY BUSINESS DAYS PRIOR TO THE DATE WHICH IS THE DUE DATE FOR SUBMISSION OF SUCH RETURNS, COMPUTATIONS, DOCUMENTS AND CORRESPONDENCE AND SUBJECT TO THE REASONABLE COMMENTS OF THE PURCHASER OR ITS AGENTS HAVING BEEN TAKEN INTO ACCOUNT THEREIN. IF THE GRANTOR HAS NOT RECEIVED ANY COMMENTS WITHIN FIFTEEN BUSINESS DAYS OF RECEIPT BY THE PURCHASER, THE PURCHASER AND ITS AGENTS SHALL BE DEEMED TO HAVE APPROVED SUCH DRAFT DOCUMENTS. THE GRANTOR AND THE PURCHASER SHALL EACH RESPECTIVELY AFFORD (OR PROCURE THE AFFORDANCE) TO THE OTHER OR THEIR AGENTS OF INFORMATION AND ASSISTANCE WHICH MAY REASONABLY BE REQUIRED TO PREPARE, SUBMIT AND AGREE ALL SUCH OUTSTANDING RETURNS AND COMPUTATIONS.

11.2 THE PURCHASER AND ITS AGENT SHALL BE RESPONSIBLE FOR, AND HAVE CONDUCT OF PREPARING, SUBMITTING TO AND AGREEING WITH ALL RELEVANT TAXATION AUTHORITIES ALL TAX RETURNS AND COMPUTATIONS OF THE COMPANIES FOR THE ACCOUNTING PERIOD CURRENT AT CLOSING.

12         GENERAL

12.1 ALL UNDERTAKINGS AND OBLIGATIONS OF THE GRANTOR ARISING FROM THIS TAXATION UNDERTAKING ARE UNDERTAKEN BY AND SHALL BE ENFORCEABLE AGAINST THE GRANTOR JOINTLY AND SEVERALLY.

12.2 THIS TAXATION UNDERTAKING SHALL BE BINDING ON THE GRANTOR AND ITS SUCCESSORS AND ASSIGNS WHOMSOEVER AND, ACCORDINGLY, UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE GRANTOR SHALL INCLUDE REFERENCES TO SUCH SUCCESSORS AND ASSIGNS.

12.3 NO PARTY TO THIS TAXATION UNDERSTANDING MAY ASSIGN EITHER THIS TAXATION UNDERSTANDING OR ANY OF ITS RIGHTS, INTERESTS OR OBLIGATIONS HEREUNDER WITHOUT THE PRIOR WRITTEN APPROVAL OF THE PARTIES HERETO.

12.4 THE PROVISIONS OF CLAUSES [ ] OF THE PRINCIPAL AGREEMENT SHALL APPLY TO THIS TAXATION UNDERTAKING AS IF SET OUT IN FULL HEREIN AND REFERENCES TO THE "AGREEMENT" WERE REFERENCES TO THIS "TAXATION UNDERTAKING".

12.5 THE CONSTRUCTION, VALIDITY AND PERFORMANCE OF THIS TAXATION UNDERTAKING SHALL BE GOVERNED BY ENGLISH LAW AND THE JURISDICTION SHALL BE THE HIGH COURT .

           IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS TAXATION UNDERSTANDING AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

Attest:                                            UBICS, INC.


By:________________________                        By:________________________
Name:                                              Name:
Title:                                             Title:

Attest:                                            TEKSYS, INC.


By:________________________                        By:________________________
Name:                                              Name:
Title:                                             Title: